AMENDMENT NO. 2 TO

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

FIRST SOUTHERN BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

      Common Stock, par value $0.01 per share.

(2)	Aggregate number of securities to which transaction applies:

      332,000 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      $1.50 per share for the common stock subject to this Schedule 14A filing.

(4)	Proposed maximum aggregate value of transaction:

      $498,000

(5)	Total fee paid:

      $249.00

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

      $249.00

(2)	Form, Schedule or Registration Statement No.:

      SCHEDULE 13E-3

(3)	Filing Party:

      FIRST SOUTHERN BANCSHARES, INC.

(4)	Date Filed:

      November 24, 2004

[First Southern Bancshares Letterhead]

                          , 2004

Dear Stockholders of First Southern Bancshares, Inc.:

We are writing to tell you about two significant transactions that First Southern Bancshares, Inc. is in the process of undertaking. First, the Board of Directors has approved a corporate reorganization that will enable First Southern to become a private company. As a result of this “going private transaction”:

•	all stockholders who own less than 2,000 shares of common stock will receive a cash payment for such shares in the amount of $1.50 per share; and

•	stockholders who own 2,000 or more shares of common stock will retain such shares.

The going private transaction will be accomplished by First Southern engaging in a merger transaction with a wholly-owned subsidiary incorporated in the State of Delaware. As a result of this going private transaction, First Southern will substantially reduce its total number of stockholders, which will permit it to deregister its shares of common stock under the Securities Exchange Act of 1934, as amended, and become a privately held company, which will allow it to eliminate costly public reporting and burdensome regulation.

The Board of Directors has also approved a second corporate reorganization, to be effectuated after the completion of the going private transaction, to reincorporate First Southern as an Alabama corporation. Currently First Southern is incorporated under the laws of the State of Delaware.

Before we undertake the going private and reincorporation transactions, our stockholders must vote and approve each of them. Therefore, we are calling a Special Meeting of Stockholders to be held on                     ,                     , 2004 to ask you to vote and approve the going private transaction and the reincorporation. In conjunction with the Special Meeting, you and all other stockholders are receiving the same types of materials you customarily receive before a stockholders’ meeting, including a formal notice announcing the Special Meeting and a proxy card with which to cast your vote. Additionally, you and all other stockholders are being provided with a proxy statement that explains in detail the transactions and why they will be beneficial to our organization.

Sincerely,

B. Jack Johnson
President and Chief Executive Officer

FIRST SOUTHERN BANCSHARES, INC.

102 South Court Street

Florence, Alabama 35630

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD             ,                     , 2004

A Special Meeting of Stockholders of First Southern Bancshares, Inc., a Delaware corporation (“First Southern”), will be held at First Southern’s main office located at 102 South Court Street, Florence, Alabama at 4:00 p.m., local time, on             ,                     , 2004, for the following purposes:

(1)	To approve the Agreement and Plan of Merger dated as of September 10, 2004, by and between First Southern and First Southern Merger Corp., a Delaware corporation (“Merger Corp.”), pursuant to which Merger Corp. will merge with First Southern, with First Southern being the surviving corporation (the “Going Private Merger”), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger;

(2)	To approve the Reincorporation Agreement dated as of September 10, 2004, by and between First Southern and F. S. Alabama Corp., an Alabama corporation (“Alabama Corp.”), pursuant to which and conditional upon the completion of the Going Private Merger, Alabama Corp. will merge with First Southern, with Alabama Corp. being the surviving corporation (the “Reincorporation” or “Reincorporation Merger”), and each of the transactions contemplated thereby, including, without limitation, the Reincorporation Merger;

(3)	To approve the adjournment or postponement of the Special Meeting in order to solicit additional proxies in favor of Proposal 1 or Proposal 2, or both; and

(4)	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Only holders of record of First Southern common stock, par value $.01 per share at the close of business on [Voting Record Date] are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of [Voting Record Date], there were 1,264,880 shares of First Southern common stock outstanding. The accompanying Proxy Statement is dated                              , 2004, and is being first mailed to stockholders on or about                     , 2004.

Stockholders are cordially invited to attend the Special Meeting in person. Whether planning to attend the Special Meeting or not, stockholders are urged to complete, date and sign the enclosed proxy and to return it promptly. Any proxy may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to Jenny Mitchell, Secretary, 102 South Court Street, Florence, Alabama 35630, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.

____________, 2004	By order of the Board of Directors
Jenny Mitchell
Secretary

YOUR VOTE IS IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THESE TRANSACTIONS, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PAGE

Certain Definitions	1

Summary Term Sheet Regarding the Going Private Merger	1

Questions and Answers About the Special Meeting, Going Private Merger and Reincorporation	5

The Series A Preferred Stock Exchange	8

Summary Financial Information	8

Statement Regarding Forward-Looking Information	13

Introduction	14

Special Factors Related to the Going Private Merger	16

Background of the Going Private Merger Proposal	16

Mercer Capital’s Analysis of Unsolicited Indication of Interest	21

The Effects of the Going Private Merger	26

Effects on Stockholders of the Going Private Merger	31

Reasons for the Going Private Merger	32

Fees and Expenses for the Going Private Merger	34

Pro Forma Consolidated Financial Statements	34

Certain U.S. Federal Income Tax Consequences of the Going Private Merger	39

Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal	42

Source and Amount of Funds for the Going Private Transaction	46

Merger Corp.’s, and First Southern’s and Merger Corp.’s Directors’ and Executive Officers’, Determination of Fairness of the Going Private Merger Proposal	47

Conduct of First Southern’s Business after the Going Private Merger	47

i

ii

		PAGE

Certain U.S. Federal Income Tax Consequences of the Reincorporation Merger		78

Exchange of Share Certificates in the Reincorporation		79

Other Matters		79

Where You Can Find More Information		80

Additional Documents and Other Information Incorporated by Reference		80

Agreement and Plan of Merger	Annex A

Opinion of Alex Sheshunoff & Co. Regarding Common Stock	Annex B

Section 262 of the Delaware General Corporation Law	Annex C

Reincorporation Agreement	Annex D

iii

CERTAIN DEFINITIONS

As used in this proxy statement, “First Southern,” “we,” “our,” “ours,” “us” and the “Company” refer to First Southern Bancshares, Inc. and its subsidiaries. “Merger Corp.” refers to First Southern Merger Corp. a Delaware Corporation. “Merger agreement” refers to the Agreement and Plan of Merger dated as of September 10, 2004, by and between First Southern and Merger Corp. “Alabama Corp.” refers to F.S. Alabama Corp., an Alabama corporation. “Reincorporation agreement” refers to the Reincorporation Agreement dated as of September 10, 2004 between First Southern and Alabama Corp.

SUMMARY TERM SHEET REGARDING THE GOING PRIVATE MERGER

THE FOLLOWING SUMMARY TERM SHEET, TOGETHER WITH THE “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, GOING PRIVATE MERGER AND REINCORPORATION” FOLLOWING THIS SUMMARY TERM SHEET, HIGHLIGHT SELECTED INFORMATION FROM THIS PROXY STATEMENT ABOUT OUR PROPOSED GOING PRIVATE MERGER AND THE SPECIAL MEETING. THIS SUMMARY TERM SHEET AND THE QUESTION AND ANSWER SECTION MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND, AND FOR A MORE COMPLETE DESCRIPTION OF THE GOING PRIVATE MERGER ON WHICH YOU WILL VOTE, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ALL OF ITS ANNEXES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE DIRECTED YOUR ATTENTION IN PARENTHESES TO THE LOCATIONS IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM LISTED BELOW.

THE MERGER AGREEMENT (Page     )

On September 10, 2004, we signed the merger agreement, pursuant to which Merger Corp., a newly-formed Delaware corporation, proposes to merge with and into First Southern. Under the terms of the merger agreement, if the Going Private Merger is completed:

•	First Southern stockholders holding fewer than 2,000 shares of First Southern common stock as of the effective date of the Going Private Merger will receive a cash payment of $1.50 per share, unless they perfect appraisal rights.

•	First Southern stockholders holding 2,000 or more shares of common stock as of the effective date of the Going Private Merger will continue to hold such shares of First Southern, unless they perfect appraisal rights.

•	The officers and directors of First Southern at the effective time of the Going Private Merger will continue to be the officers and directors of First Southern immediately after the Going Private Merger.

THE PARTIES TO THE GOING PRIVATE MERGER (Page     )

•	First Southern is a Delaware corporation and a bank holding company.

•	Merger Corp. is a recently-formed Delaware corporation organized to effectuate the Going Private Merger.

•	The principal executive offices of both First Southern and Merger Corp. are located at 102 South Court Street, Florence, Alabama 35630.

•	The telephone number for both First Southern and Merger Corp. is (256) 764-7131.

•	The executive officers and directors of First Southern and Merger Corp. are the same individuals. See “EXECUTIVE OFFICERS AND DIRECTORS OF FIRST SOUTHERN AND MERGER CORP.”

During the past five years, neither First Southern nor Merger Corp., nor any of their executive officers and directors, was convicted in a criminal proceeding nor a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VOTE REQUIRED FOR THE GOING PRIVATE MERGER (Page     )

Approval of the merger agreement requires the approval of the holders of at least a majority of the shares of First Southern common stock entitled to vote at the Special Meeting.

EFFECTS OF THE GOING PRIVATE MERGER (Page     )

As a result of the Going Private Merger:

•	First Southern will immediately deregister its shares of common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Therefore, the Going Private Merger is considered a “going private” transaction;

•	cashed-out holders of First Southern common stock will no longer have an interest in, or be a stockholder of, First Southern and, therefore, they will not be able to participate in its future earnings and growth, if any; and

•	the number of record stockholders of common stock of First Southern will be reduced from approximately 950 to less than 200 and the number of outstanding shares of First Southern common stock will be decreased from approximately 1,264,880 to approximately 932,880.

As a result of the Going Private Merger and as a result of the completion of a private placement offering of a maximum of 550,000 shares of common stock of First Southern immediately before the Going Private Merger, as financing for the Going Private Merger:

•	the percentage of ownership of common stock of First Southern beneficially held by its officers and directors of First Southern, as a group, as of [Voting Record Date] will increase from [27.0%] to approximately [48.4%].

•	the aggregate stockholders’ equity of First Southern as of September 30, 2004, would be increased from $620,000 on a historical basis to approximately $731,000 on a pro forma basis;

•	the book value per share of common stock of First Southern as of September 30, 2004, would be increased from approximately $0.49 per share on a historical basis to approximately $0.50 per share on a pro forma basis;

•	diluted net loss per share of common stock of First Southern (including non-recurring income and expenses) for the year ended December 31, 2003, would decrease from $0.10 on a historical basis to $0.00 on a pro forma basis; and

•	diluted net loss per share of common stock of First Southern (including non-recurring income and expenses) for the nine months ended September 30, 2004, would decrease from $0.44 on a historical basis to $0.31 on a pro forma basis.

REASONS FOR THE GOING PRIVATE MERGER (Page     )

Our primary reason for the Going Private Merger is that it will enable us to, and we will, deregister our shares of common stock under the Exchange Act. As a result, we will no longer incur the costs and regulatory burden of maintaining such registration.

BACKGROUND OF THE GOING PRIVATE MERGER PROPOSAL (Page     )

Please see “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Background of the Going Private Merger Proposal” on page      for a discussion of the events leading up to the signing of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE GOING PRIVATE MERGER (Page     )

The completion of the Going Private Merger depends upon the satisfaction of a number of conditions, unless waived, including:

•	approval of the merger agreement by the holders of at least a majority of the shares of common stock entitled to vote at the Special Meeting;

•	the successful sale of a maximum of 550,000 shares of common stock in a private placement offering; and

•	no litigation is pending regarding the Going Private Merger.

U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE GOING PRIVATE MERGER (Page     )

The receipt of cash by stockholders in the Going Private Merger will create either taxable income or taxable loss for federal income tax purposes depending on a stockholder’s tax basis in his or her shares of common stock.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE GOING PRIVATE TRANSACTION.”

APPRAISAL RIGHTS IN THE GOING PRIVATE MERGER (Page     )

Under Delaware law, you are entitled to dissent from the Going Private Merger and you may have appraisal rights in connection with the Going Private Merger. To exercise your appraisal rights, you must comply with all procedural requirements of Section 262 of the Delaware General Corporation Law. A description of the Section 262 of the Delaware General Corporation Law is provided in “PROPOSAL ONE - Appraisal Rights” on page     , and the full text of the section is attached as Annex C to this document. FAILURE TO TAKE ANY STEPS REQUIRED BY DELAWARE LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

VALUATION OF COMMON STOCK (Page     )

Alex Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) has delivered to the Board of Directors of First Southern its written valuation, dated April 19, 2004, to the effect that, as of December 31, 2003, the fair value of the common stock of First Southern is $0.75 per share. This analysis was updated through June 30, 2004 as presented, verbally, to the Board of Directors on July 22, 2004. You should carefully read the discussion under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Valuation of Financial Advisor Regarding the Going Private Merger” on page     .

SOURCES OF FUNDS; FINANCING OF THE GOING PRIVATE MERGER (Page     )

We estimate that the total funds required for the payment of the consideration to cashed-out holders of our common stock and to pay fees and expenses relating to the Going Private Merger will be approximately $700,000. These amounts will be paid for through a private placement offering of our common stock, which is expected to close on or before the effective time of the Going Private Merger. Certain directors and executive officers of First Southern currently intend to purchase up to an aggregate of 415,000 shares of common stock in the private placement offering, or $622,500 based on the offering price of $1.50 per share.

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF FIRST SOUTHERN AND MERGER CORP. AND THEIR DIRECTORS AND EXECUTIVE OFFICERS REGARDING THE GOING PRIVATE MERGER (Page     )

The Boards of Directors of First Southern and Merger Corp. and their directors and executive officers, individually, believe that the merger agreement is fair to and in the best interests of First Southern and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously recommend that stockholders of First Southern vote “FOR” the approval of the merger agreement. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of First Southern or the beneficial owner of 10% or more of First Southern’s outstanding common stock, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. First Southern’s directors and executive officers have indicated that they will vote all of their shares of

First Southern stock in favor of the merger agreement. As of [Voting Record Date], the directors and executive officers of First Southern beneficially owned a total of [208,323] shares of First Southern common stock, or approximately [16.5%] of the total votes eligible to be cast at the Special Meeting. See “Security Ownership of Certain Beneficial Owners and Management.” No other stockholders have disclosed to First Southern how they intend to vote on this matter.

EFFECTS OF GOING PRIVATE MERGER ON OFFICERS, DIRECTORS AND AFFILIATES OF FIRST SOUTHERN (Page     )

The executive officers and directors of First Southern immediately before the Going Private Merger will remain as the executive officers and directors of First Southern after the Going Private Merger. Merger Corp., currently a wholly-owned subsidiary of First Southern, will merge into First Southern and disappear as a result of the Going Private Merger. The Going Private Merger will not result in any new employment arrangements or agreements with the current officers of First Southern. As a result of the Going Private Merger and the intent of certain directors and executive officers of First Southern to subscribe for up to 415,000 shares of common stock in the private placement offering, it is expected that the beneficial ownership of common stock of First Southern (including the effect of fully vested and exercisable stock warrants and options) held by officers and directors of First Southern as a group will be [48.4%], compared to approximately [27.0%] based on their securities holdings as of [Voting Record Date].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, GOING PRIVATE

MERGER AND REINCORPORATION

Q:	WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:	We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your vote for use at the Special Meeting of Stockholders to be held at the time and place, and for the purposes, set forth in the Notice of Special Meeting of Stockholders (as may be adjourned or postponed, the “Special Meeting”).

This proxy statement summarizes information that you need to know in order to cast an informed vote at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the envelope provided.

We mailed this proxy statement, Notice of Special Meeting and the enclosed proxy card on or about                     , 2004 to all stockholders entitled to vote. The record date for those entitled to vote is [Voting Record Date]. As of that date, there were 1,264,880 shares of our common stock outstanding. Stockholders of record are entitled to one vote for each share of common stock held as of the close of business on the record date.

Q:	WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A:	The Special Meeting will be held at First Southern’s main office located at 102 South Court Street in Florence, Alabama at 4:00 p.m., local time, on , , 2004.

Q:	WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:	All holders of our stock may attend the Special Meeting in person. However, only holders of record of our common stock as of the close of business on [Voting Record Date] may cast their votes in person or by proxy at the Special Meeting.

Q:	WHAT DO I NEED TO DO NOW?

A:	Please sign, date and complete the enclosed proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. Just mail to Jenny Mitchell, our Corporate Secretary, a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	WHAT IF I DON’T SEND BACK A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A:	If you don’t return your proxy card or vote your shares in person at the Special Meeting, each of those shares will be treated as not present at the Special Meeting and will have the same effect as a vote against the Going Private Merger and the Reincorporation Merger.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the Going Private Merger and the Reincorporation are completed, we will send instructions on how to receive any cash payments or new share certificates you may be entitled to receive.

Q:	WHAT WILL I RECEIVE IN THE GOING PRIVATE MERGER?

A:	If you own fewer than 2,000 shares of First Southern common stock as of the effective date of the Going Private Merger, and you do not perfect appraisal rights, you will receive $1.50 in cash for each share you own. If you own 2,000 or more shares of First Southern common stock as of the effective date of the Going Private Merger, and you do not perfect appraisal rights, you will retain your shares of common stock of First Southern.

Q:	WHAT IF I HOLD SHARES IN STREET NAME?

A:	Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to retain your shares of First Southern common stock in the Going Private Merger only if you certify to First Southern that the total number of shares of common stock you hold (whether of record or in street name) is 2,000 or more. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Going Private Merger” on page for a description of these provisions as well as the terms of the merger agreement.

Q:	WHAT WILL I RECEIVE IN THE REINCORPORATION?

A:	As a result of the consummation of the Reincorporation Merger, which will occur after the consummation of the Going Private Merger, each share of issued and outstanding common stock of First Southern will be exchanged for a share of common stock of Alabama Corp. on a one-for-one basis.

Q:	HOW WILL FIRST SOUTHERN OPERATE AFTER THE GOING PRIVATE MERGER AND THE REINCORPORATION?

A:	After the Going Private Merger, First Southern will become a privately-held company by immediately deregistering its shares of common stock under the Exchange Act. Once the Going Private Merger has been completed, First Southern plans to reincorporate as an Alabama corporation. First Southern expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, neither the Going Private Merger nor the Reincorporation is anticipated to have any effect upon the conduct of such business. As a result of the Going Private Merger, stockholders of First Southern who receive cash for their shares in the Going Private Merger will no longer have a continuing interest as stockholders of First Southern and will not share in any future earnings and growth, if any.

Q:	WHEN DO YOU EXPECT THE GOING PRIVATE MERGER TO BE COMPLETED?

A:	We are working toward completing the Going Private Merger as quickly as possible. We expect the Going Private Merger to be completed shortly after the Special Meeting.

Q:	WHEN DO YOU EXPECT THE REINCORPORATION TO BE COMPLETED?

A:	As soon as practicable after the Going Private Merger is completed, First Southern expects to complete the Reincorporation.

Q:	WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO ME OF THE GOING PRIVATE TRANSACTION AND OF THE REINCORPORATION?

A:

The receipt of cash in the Going Private Merger will create taxable income or generate a tax loss for federal income tax purposes depending on a stockholder’s tax basis in his or her shares of common stock. Stockholders who do not receive cash in the Going Private Merger should not be subject to taxation as a result of the Going Private Merger. The exchange of shares in the Reincorporation should not be taxable for federal income tax purposes. To review the material tax consequences in greater detail, please read the discussion under “SPECIAL FACTORS RELATED TO GOING PRIVATE MERGER – Certain U.S. Federal Income Tax Consequences of Going Private Merger” on page      and “PROPOSAL TWO – APPROVAL OF REINCORPORATION AGREEMENT –Certain U.S. Federal Income Tax Consequences of Reincorporation” on page     .

THE SERIES A PREFERRED STOCK EXCHANGE

When First Southern and Merger Corp. executed the merger agreement on September 10, 2004, there were issued and outstanding 27,273 shares of Series A preferred stock of First Southern. These outstanding shares of Series A preferred stock are not owned by directors, executive officers or other affiliates of First Southern. In October 2003, First Southern completed a private placement offering of subordinated capital notes in which the holders of the majority of the then outstanding shares of Series A preferred stock, other than the holders of the 27,273 shares and certain other holders, exchanged their preferred shares for capital notes. The October 2003 exchange benefitted the Company because of the extended maturity and lower carrying costs of the capital notes compared to the Series A preferred stock. Subsequent to the October 2003 exchange, First Southern repurchased for cash the Series A preferred shares held by all holders other than the holders of the 27,273 shares. In October 2004, following on-going discussions between First Southern and the holders of 27,273 shares of Series A preferred stock, those holders agreed in a privately negotiated transaction to exchange all of their outstanding shares for subordinated capital notes with a principal value of $783,000 (the “Preferred Stock Exchange”). The subordinated capital notes issued in the Preferred Stock Exchange bear an annual rate of interest of 7.5%, compared to 9.5% per annum which was the approximate carrying cost of the Series A preferred stock. One-half of the principal balance of the subordinated capital notes issued in the Preferred Stock Exchange matures in October 2006 and the remaining balance matures in October 2007. First Southern incurred a net loss of approximately $11,000 as a result of the Preferred Stock Exchange. The merger agreement provides for the cash-out of such shares of Series A preferred stock in connection with the Going Private Merger. However, a result of the Preferred Stock Exchange, First Southern’s common stock is the only class of stock issued and outstanding and subject to the terms of the merger agreement governing the Going Private Merger.

SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following summary historical consolidated financial information of First Southern for the fiscal years ended December 31, 2003 and 2002 was derived from the audited consolidated financial statements of First Southern. The Consolidated Balance Sheet Data as of December 31, 2003 and 2002 has been adjusted for the effects of the correction of an accounting error discovered in 2004 that was not material to the results of operations for the respective periods. For a complete discussion of the correction of the error, see Note 6 to the unaudited consolidated financial statements included in our Quarterly Report on Form 10-QSB for the period ended September 30, 2004. The unaudited historical consolidated financial data of First Southern as of and for the nine months ended September 30, 2004 was derived from First Southern’s unaudited interim consolidated financial statements which, in the opinion of management of First Southern, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The income statement data for the nine months ended September 30,

2004 is not necessarily indicative of results that might be expected for a full year. This financial information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” and the consolidated financial statements of First Southern and the notes thereto included in our 2003 Annual Report and our Quarterly Report on Form 10-QSB for the period ended September 30, 2004.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	At or For the Nine Months Ended September 30, 2004	At or For the Year Ended December 31,
		2003	2002
	(unaudited)
CONSOLIDATED INCOME STATEMENT DATA:
Total interest income	$3,574	$4,991	$6,506
Total interest expense	1,461	2,058	3,391
Net interest income	2,113	2,933	3,115
Loss before income taxes	(511)	(139)	(50)
Income tax expense (benefit)	—	5	(272)
Net income (loss)	(511)	(144)	222
Basic loss applicable to common shareholders	(547)	(105)	(189)
PER SHARE INFORMATION:
Basic loss per common share	(0.44)	(0.08)	(0.15)
Diluted loss per common share	(0.44)	(0.10)	(0.15)
Dividends per common share	—	—	—
Weighted average common shares outstanding for diluted earnings per share calculation	1,256,715	1,463,103	1,256,715
CONSOLIDATED BALANCE SHEET DATA:
Total assets	$95,811	$96,980	$95,292
Stockholders’ equity	620	990	1,082
Bank Tier 1 capital	7,871	7,975	7,992

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

First Southern’s consolidated ratios of earnings to fixed charges for the two most recent fiscal years and the nine months ended September 30, 2004 were:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	0.09 X	0.89 X	0.51 X
Including Interest on Deposits	0.64 X	0.96 X	0.88 X

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of the basic loss applicable to common shareholders before income taxes plus fixed charges. “Fixed charges” consist of interest expense on short-term and long-term debt, the change in fair value of derivative debt instrument and cumulative dividend arrearge and premium accretion on preferred stock. First Southern has no capitalized interest or rent expense. In addition, where indicated, fixed charges include interest on deposits.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma consolidated income statement data and per share information of First Southern for the nine months ended September 30, 2004 give effect to the Going Private Merger as if it had occurred on January 1, 2004, and the unaudited pro forma consolidated income statement data and per share information for the year ended December 31, 2003, give effect to the Going Private Merger as if it had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet data of First Southern at September 30, 2004 gives effect to the Going Private Merger as if it had occurred on September 30, 2004. The unaudited pro forma consolidated income statement data and the unaudited pro forma consolidated balance sheet data discussed above also give effect to the Preferred Stock Exchange. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 332,000 shares of First Southern common stock are cashed-out in connection with the Going Private Merger and that an additional maximum of 550,000 shares of common stock are issued in a private placement at a price of $1.50 per share before the Going Private Merger to finance the cash-out of common stock and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what First Southern’s actual financial position or results of operations would have been had the Going Private Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by First Southern in the future.

	At or For the Nine Months Ended September 30, 2004	At or For the Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
CONSOLIDATED INCOME STATEMENT DATA:
Total interest income	$3,574	$4,991
Total interest expense	1,505	2,117
Net interest income	2,069	2,874
Loss before income taxes	(437)	(43)
Income tax expense	—	5
Net loss	(437)	(48)
Basic income (loss) applicable to common shareholders	(450)	33
PER SHARE INFORMATION:
Basic earnings (loss) per common share	(0.31)	0.03
Diluted loss per common share	(0.31)	—
Dividends per common share	—	—
Weighted average common shares outstanding for diluted earnings per common share calculation	1,474,715	1,681,103
CONSOLIDATED BALANCE SHEET DATA:
Total assets	$95,938	N/A
Stockholders’ equity	731	N/A
Bank Tier 1 capital	7,871	N/A

SELECTED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical per share financial information for First Southern and unaudited pro forma per share financial information for First Southern giving effect to the Going Private Merger and Preferred Stock Exchange as if they had been consummated as of September 30, 2004, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of First Southern, including the related notes, and (ii) the Unaudited Pro Forma Consolidated Financial Statements, including the assumptions and related notes, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement and the consolidated financial statements of First Southern and the related notes included in our 2003 Annual Report to Stockholders and our Quarterly Report on Form 10-QSB for the period ended September 30, 2004. As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 332,000 shares of First Southern common stock are cashed-out in connection with the Going Private Merger and that a maximum of 550,000 shares of common stock are issued at a price of $1.50 per share in a private placement offering before the Going Private Merger to finance the cash-out of the common stock and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what First Southern’s actual financial position or results of operations would have been had the Going Private Merger and Preferred Stock

Exchange been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by First Southern in the future.

	At or For the Nine Months Ended September 30, 2004	At or For the Year Ended December 31, 2003
FIRST SOUTHERN – HISTORICAL:
Loss per common share:
Basic	$(0.44)	$(0.08)
Diluted	(0.44)	(0.10)
Dividends per common share	—	—
Book value per common share (1)	0.49	0.79
FIRST SOUTHERN – PRO FORMA:
Earnings (loss) per common share (2):
Basic	(0.31)	0.03
Diluted	(0.31)	—
Dividends per common share	—	—
Book value per common share (3)	0.50	0.75

(1)	Historical book value per common share is computed by dividing stockholders’ equity at December 31, 2003 and September 30, 2004, by the number of common shares outstanding at each date, excluding any shares held in treasury.

(2)	Pro forma earnings (loss) per common share is computed by dividing the pro forma net income (loss) by the historical weighted average shares outstanding for the respective periods less the 332,000 shares of First Southern common stock assumed to be acquired for cash in the Going Private Merger but including the maximum of 550,000 shares of First Southern common stock expected to be issued in the private placement offering.

(3)	Pro forma book value per common share is computed by dividing pro forma stockholders’ equity at December 31, 2003 and September 30, 2004, by the number of common shares outstanding at each date, less the 332,000 shares of First Southern common stock assumed to be acquired for cash in the Going Private Merger but including the maximum of 550,000 shares of common stock expected to be issued in the private placement offering.

PER SHARE MARKET PRICE

Effective April 24, 2002, the common stock of First Southern was delisted from the NASDAQ National Market System and was listed over-the-counter through the National Daily Quotation System “Pink Sheets,” published by the National Quotation Bureau, Inc. As of [Voting Record Date], First Southern had 1,256,715 shares of common stock outstanding and approximately 950 shareholders.

The following table sets forth per share market prices for each quarter during the period January 1, 2002 through and including April 23, 2002 (during which time the common stock of First Southern was listed on the Nasdaq National Market) and bid information (obtained from third party market makers and reflects inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions) for each quarter during the period April 24, 2002 through [DATE OF PROXY STATEMENT] for the common stock of First Southern.

	Year Ending December 31, 2004
	High	Low
First quarter	$1.50	$1.10
Second quarter	1.70	1.25
Third quarter	2.40	1.70
Fourth quarter (through Date of proxy statement)

	Year Ended December 31, 2003
	High	Low
First quarter	$2.50	$1.25
Second quarter	3.55	1.00
Third quarter	3.00	0.90
Fourth quarter	2.00	0.90

	Year Ended December 31, 2002
	High	Low
First quarter	$4.10	$2.12
Second quarter	3.49	1.25
Third quarter	1.80	1.00
Fourth quarter	2.00	0.55

First Southern has not declared or paid a dividend on its common stock during any of the time periods set forth above.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

“FORWARD LOOKING STATEMENTS” ARE THOSE STATEMENTS THAT DESCRIBE OUR BELIEFS AND EXPECTATIONS ABOUT THE FUTURE. WE HAVE IDENTIFIED FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS “ANTICIPATE,” “BELIEVE,” “COULD,” “ESTIMATE,” “MAY,” “EXPECT,” AND “INTEND.” ALTHOUGH WE BELIEVE THESE EXPECTATIONS ARE REASONABLE, OUR OPERATIONS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED IN THIS PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE TYPES OF STATEMENTS MAY PROVE TO BE INCORRECT. FURTHER, THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, DO NOT APPLY TO THE GOING PRIVATE MERGER AND THE REINCORPORATION MERGER.

INTRODUCTION

GENERAL

The accompanying proxy card is solicited by and on behalf of the Board of Directors of First Southern for use at the Special Meeting of Stockholders to be held on     ,                    , 2004, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting and at any postponement or adjournments of the Special Meeting. The original solicitation will be made by mail. The total expense of such solicitation will be borne by First Southern and will include reimbursement of brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners. Further solicitation of proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of First Southern, who will not be additionally compensated for such action. First Southern has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist it in soliciting proxies for a fee of up to $6,000, including out-of-pocket expenses.

All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted “FOR” the proposal to approve the merger agreement for the Going Private Transaction and “FOR” the proposal to approve the reincorporation agreement for the Reincorporation. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about                      , 2004.

ANNUAL REPORT AND QUARTERLY REPORT

First Southern’s Annual Report to Stockholders for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the period ended September 30, 2004 are available free-of-charge upon request from First Southern.

VOTING OF SHARES

You are entitled to vote your shares of First Southern common stock only if the records of the First Southern show that you held your shares as of the close of business on [Voting Record Date]. As of the close of business on that date, a total of 1,264,880 shares of First Southern common stock were outstanding and entitled to vote. Each share of common stock has one vote. In accordance with the terms of First Southern’s Certificate of Incorporation, record holders of First Southern voting stock that is beneficially owned, directly or indirectly, by a person beneficially owning in excess of 10% of First Southern’s voting shares will not have any voting rights with respect to the shares held in excess of the 10% limit unless the acquisition of shares causing the 10% limit to be exceeded is pre-approved by a two-thirds vote of the members of First Southern’s board of directors who are unaffiliated with the acquiring stockholder. As of [Voting Record Date], there were no record holders of First Southern common stock beneficially owning in excess of the 10% limit.

As of [Voting Record Date], the officers and directors of First Southern beneficially owned a total of [208,323] shares of First Southern common stock, or approximately [16.5%] of the outstanding voting stock of First Southern. The officers and directors of First Southern have indicated that their respective shares will be voted in favor of approvals of the Going Private Merger and of the Reincorporation. No other stockholders have disclosed to First Southern how they intend to vote on these matters.

If you are a beneficial owner of First Southern common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of First Southern common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

QUORUM

A quorum for the transaction of business at the Special Meeting consists of holders of a majority of the outstanding shares of First Southern’s common stock being present in person or by proxy. If less than a majority of the outstanding shares of First Southern common stock are present at the Special Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Special Meeting from time to time without further notice, until a quorum shall be present or represented. The proxies will not use their discretionary authority to adjourn or postpone the Special Meeting in order to solicit additional proxies.

Abstentions and broker non-votes (shares held by broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum at the Special Meeting. For all other matters other than the proposal to adjourn or postpone the Special Meeting, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same effect as a vote against the respective matters. With respect to the proposal to adjourn or postpone the Special Meeting, an abstention from voting and broker non-votes will have no effect on the outcome.

PROXIES

The Board of Directors of First Southern is sending you this proxy statement for the purpose of requesting that you allow your shares of First Southern common stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. All shares of First Southern common stock represented at the Special Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors of First Southern.

The Board of Directors recommends that you vote:

•	FOR the approval of the merger agreement with respect to the Going Private Merger;

•	FOR the approval of the reincorporation agreement with respect to the Reincorporation; and

•	FOR the approval of the adjournment or postponement of the Special Meeting in order to solicit additional proxies in favor of the Going Private Merger or the Reincorporation, or both.

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy you must either advise the Secretary of First Southern, Jenny Mitchell, at 102 South Court

Street, Florence, Alabama 35630 in writing before your shares have been voted at the Special Meeting, deliver a later dated proxy or attend the Special Meeting and vote your shares in person. Attendance at the Special Meeting will not in itself constitute revocation of your proxy.

If your First Southern common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

If you hold shares of First Southern common stock through the 401(k) Plan of First Southern Bank, you will have received with this proxy statement voting instruction forms that reflect all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions are not timely received in the same proportion as shares for which the trustee received timely voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your voting instructions to the plan’s trustee is                     , 2004.

SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER

BACKGROUND OF THE GOING PRIVATE MERGER PROPOSAL

Of First Southern’s approximately 950 current record common stock holders, approximately 750, or approximately 79%, hold fewer than 2,000 shares. Collectively, the approximately 750 record holders of common stock holding fewer than 2,000 shares own an aggregate of approximately 332,000 shares of common stock, representing approximately 26% of First Southern’s outstanding shares of common stock. The Board of Directors and First Southern’s management are of the view that the recurring expense and burden of maintaining so many relatively small stockholder accounts, coupled with the costs and regulatory burden associated with maintaining registration of First Southern’s common stock under Section 12 of the Exchange Act, is not cost efficient for First Southern.

The common stock of First Southern is not listed on any national securities exchange and, to the knowledge of the Board of First Southern, there are no market makers in First Southern common stock. Accordingly, there is very limited trading of the common stock, which may be due, in part, to the relatively few number of holders owning First Southern common stock. Approximately 27.0% of First Southern common stock is beneficially owned or controlled by the executive officers and directors of First Southern. This limited trading market has not allowed First Southern stockholders to recognize the primary benefit which should be available to stockholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

Although First Southern stockholders are provided some benefit due to First Southern being a publicly traded company, the Board of First Southern has determined that compliance with increasingly stringent reporting and auditing requirements provides many disadvantages to off-set this benefit. As a “reporting company” under the Exchange Act, First Southern is obligated to prepare and file with the SEC annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act, in addition to other reports and forms from time to time. In the wake of the Enron and WorldCom scandals, First Southern is subject to increased and constantly changing regulatory requirements under the Sarbanes-Oxley Act of 2002. Compliance with these SEC reporting and audit requirements and increased regulatory restrictions diverts the time of senior management and financial staff from other business of First Southern. Also, as a result of these increased and changing legislative requirements, outside legal, auditing and accounting costs continue to rise and are anticipated to continue to rise in the future.

The time that First Southern management spends on preparation of required reports and compliance with the new SEC regulations could be more productively spent on other business matters that bear a more direct relationship to First Southern’s operations and profitability. First Southern believes that becoming a private company will enhance First Southern’s operating flexibility and resources to focus upon the long-range plans for First Southern and the needs of its customers. Also, due to First Southern’s status as a bank holding company which owns a state chartered commercial bank, it will continue to be extensively regulated under other federal and state laws. First Southern will continue to be subject to periodic reporting requirements and inspections from certain regulatory agencies, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve and the Alabama State Banking Department.

The Board of Directors determined that 2,000 shares of common stock was an appropriate threshold to remain a stockholder after the Going Private Merger. Although First Southern could have accomplished this “going private” transaction utilizing a slightly lower threshold than 2,000 shares of common stock, the Board chose the 2,000 share threshold for several reasons. First Southern’s Board believes that it is necessary to reduce First Southern’s number of common stock record holders to ensure that it is initially set at a number substantially under 300 so that First Southern, as a privately held Alabama corporation, does not become subject to the Exchange Act reporting requirements as a result of future small transactions which would expand the stockholder base. The Board believes that reducing the number of stockholders to less than 200 record holders assures the reduction of the recurring expense of maintaining so many relatively small stockholder accounts.

In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Going Private Merger Proposal would be simpler and less costly. These alternatives were:

•	A TENDER OFFER AT A SIMILAR PRICE PER SHARE. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

•	A REVERSE STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by First Southern’s stockholders. In a reverse stock split, First Southern would acquire the interests of the cashed-out stockholders by means of an amendment to First Southern’s Certificate of Incorporation, as amended, to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of First Southern common stock. First Southern would then distribute cash for the resulting fractional share interests.

Although a reverse stock split and a merger transaction likely would achieve the same results of eliminating record stockholders, the Board chose to engage in a merger transaction because the Board believed that the merger transaction would be a simpler way to reduce First Southern’s total number of stockholders and become a privately held company. If First Southern had engaged in a reverse stock split, all stockholders who owned less than 2,000 shares of common stock would have owned less than one share after the reverse stock split was completed. Then, First Southern would have repurchased all fractional shares from stockholders owning less than one full share. The result of this would be similar to a freeze-out merger in that all stockholders who own less than 2,000 shares of common stock before the transaction would have received cash for their shares. However, in order for those stockholders who owned 2,000 or more shares of common stock before the transaction to continue to own their same number of shares after the transaction, First Southern would have to engage in a forward stock split immediately following its reverse stock split. Although a reverse stock split immediately followed by a forward stock split would have the same effect as a merger transaction, the Board elected to structure the transaction as a merger because it was the less complex alternative.

The Going Private Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner First Southern can cease to incur the expenses and burdens of public reporting and the sooner stockholders who are entitled to receive cash in the merger can make use of such cash payments.

After consideration of the various alternatives described above, the Board determined that the Going Private Merger Proposal was the best choice for the stockholders and First Southern. Significantly, First Southern estimates that following the proposed Going Private Merger, it will have less than 200 holders of record of common stock, comfortably below the minimum of 300 stockholders of record requiring registration under federal securities laws.

The Board of Directors also determined that it is in the best interests of First Southern to cash-out its Series A preferred stockholders, which would simplify First Southern’s balance sheet and capital structure, reduce its future interest costs, and extend its debt maturities. However, in October 2004, after the signing of the merger agreement with respect to the Going Private Merger, First Southern consummated the Preferred Stock Exchange. See “THE PREFERRED STOCK EXCHANGE.”

During the fourth quarter of 2003, First Southern experienced delays in reporting third quarter financial results based on special costs and time spent resolving certain accounting issues. In addition, the Sarbanes-Oxley Act provisions became applicable to First Southern commencing with its enactment in July 2002, which provisions resulted in increased costs and increased regulatory burden on First Southern’s management. Due to the significant annual cost of being a public company and the increasing burden and cost anticipated in the future, management recommended from a financial standpoint that the Board consider the option of going private. Based on the recommendation of First Southern’s management, the Board determined to consider the possibility of becoming a private company. The Board did not elect to form a special committee to consider, structure and later approve the Going Private Merger because all the members of the Board are interested parties because they will continue as shareholders of First Southern after the completion of the Going Private Merger. On January 23, 2004, the Board held a special meeting to discuss this matter, First Southern’s securities counsel was present and led the discussion and presented information concerning the going private process and various issues and considerations related to that process. At the conclusion of that meeting, the Board agreed to explore further a possible going private transaction.

At its February 26, 2004 meeting, the Board evaluated three proposals to serve as financial advisor for a possible going private transaction. Based on qualifications, experience, and cost, the Board approved the selection of Sheshunoff as First Southern’s financial advisor for the possible going private transaction. At this time management also reported to the Board that based on First Southern’s regulatory status and financial leverage, the Federal Reserve Bank of Atlanta would not approve the issuance of any new debt to finance the cash-out of common stock in a possible going private transaction. The Federal Reserve Bank of Atlanta had previously approved the issuance of new debt to finance the repurchase of First Southern’s Series A and Series B preferred stock and to pay off other bank and director debt up to a maximum of $7.5 million. There was $896,000 remaining under this prior authorization that First Southern proposed to use to cash-out the Series A preferred stock had the Preferred Stock Exchange not occurred.

At its regular meeting on April 14, 2004, the Board discussed in detail with the Sheshunoff representatives a valuation report, dated April 5, 2004, submitted to management. Subsequent to the meeting, Sheshunoff made revisions to that valuation report and accompanying exhibits to address certain clarification questions of the Board regarding its valuation approach, its consideration of First Southern Bank’s consent order with its regulators, its consideration of the recent trading prices of First Southern’s common stock and whether or not the projections incorporated into the valuation report were updated to consider First Southern Bank’s approved 2004 budget. Sheshunoff issued their revised report dated April 19, 2004. The revisions included in the April 19 report did not affect the original fair value estimate of $0.75 per fully diluted common share included in the April 5 valuation report. At an April 20, 2004 special meeting of the Board, the Sheshunoff valuation report, dated April 19, 2004, was reviewed and accepted, and the Board resolved to continue to pursue a going private transaction, subject to determining the final cash-out price and the total amount of equity involved.

At its May 25, 2004 meeting, the Board resolved to cash-out the common stock in the going private transaction, for all holders of less than 2,000 shares each, and at a price per share ranging from $1.10 to $1.30. The cost of cashing-out the common stock and the related fees and expenses of the Going Private Merger would be funded by a private placement offering of common stock.

At its June 17, 2004 meeting, the Board approved a preliminary time schedule submitted by its securities counsel for the going private transaction and authorized special counsel to draft the necessary proxy statement and related documents to be filed with the SEC.

At its July 22, 2004 meeting, the Board discussed in detail with the Sheshunoff representatives various aspects of their proposed fairness opinion, including the scope of the opinion and the weight given in such opinion to the publicly quoted price for First Southern’s common stock. Based on the price range of $1.30 to $1.50 per share being considered by the Board, Sheshunoff agreed to conduct further analysis and incorporate their conclusions in their fairness opinion. The further analysis that Sheshunoff agreed to conduct related to the potential cost savings to be achieved by the going-private merger. The merger consideration being considered by the Board was significantly higher than the value determined by Sheshunoff. The fairness opinion to be issued by Sheshunoff was for the benefit of both the shareholders who were to receive the merger consideration and the shareholders that would retain ownership in First Southern after the going private transaction. Given the premium reflected in the proposed merger consideration, the merger consideration was fair to the shareholders to be cashed-out. However, the payment of the merger consideration also had to be fair to the remaining shareholders who were not to be cashed out. Sheshunoff developed estimates as to the potential cost savings to First Southern from not being an SEC registrant. These estimated savings readily justified the effective premium being considered for the shares to be repurchased by First Southern.

On August 6, 2004, First Southern’s Board of Directors received from a small, publicly-held, Alabama bank holding company a written, unsolicited, nonbinding indication of interest in acquiring all of the stock of First Southern. This indication of interest contained a number of conditions, including a due diligence condition, and proposed to acquire First Southern’s outstanding shares of common stock primarily or totally for common stock of the interested company with an exchange ratio using a value of $2.25 per share for First Southern common stock. The indication of interest did not indicate a proposed purchase price per share for the outstanding shares of First Southern’s Series A preferred stock but stated that they would be “purchased in accordance with applicable agreements, including cumulative dividend arrearages.” The indication of interest did not address the treatment of First Southern’s outstanding stock options and warrants or its outstanding debt.

At a special meeting on August 16, 2004, First Southern’s Board of Directors met to consider the indication of interest. First Southern’s securities counsel participated in the meeting as did First Southern’s financial advisor, which was not Sheshunoff, and which was engaged specifically to advise First Southern with respect to the financial aspects of the indication of interest. First Southern engaged Mercer Capital rather than Sheshunoff as its financial advisor with respect to the indication of interest because Mercer Capital was not involved in the Going Private Merger and First Southern wanted the benefit of another advisor’s independent analysis of the indication of interest. The Board of Directors discussed the indication of interest in detail and reviewed a comprehensive analysis of this matter prepared by its financial advisor, including an analysis of the fundamentals of the stock of the interested company. This analysis included historical earnings, price to earnings ratios, returns on equity, returns on assets, stock price performance, net interest margin, and other factors related to the interested company. Based on this analysis and discussions, the Board of Directors determined that pursuing a merger or similar transaction, where the consideration to be received by First Southern shareholders would be either primarily or totally stock in this particular interested company, is not in the best interests of the shareholders of First Southern. The Board determined that any further consideration of this indication of interest would not be productive for the reasons discussed under “MERCER CAPITAL’S ANALYSIS OF UNSOLICITED INDICATION OF INTEREST”, and First Southern, after rejecting this indication of interest, did not pursue it. The Board had not invited this unsolicited indication of interest, so the Board did not pursue any other possible interest. The Board believed, and continues to believe, that the current proper course for First Southern, after several years of significant losses, asset quality problems, and regulatory issues, is to continue to operate as an independent community bank and work to improve the financial condition and business of First Southern so that it can achieve its potential as a competitive community bank in its market area. For a further discussion of the Board’s consideration of the unsolicited indication of interest, see “MERCER CAPITAL’S ANALYSIS OF UNSOLICITED INDICATION OF INTEREST.”

On September 10, 2004, the Board of Directors met to consider the merger agreement. Securities counsel and representatives of Sheshunoff participated in the meeting. Sheshunoff reviewed in detail with the Board the financial aspects of the proposed transaction and delivered its opinion that the merger consideration of $1.50 per share was fair to all First Southern stockholders from a financial point-of-view. The board of directors considered this opinion carefully as well as Sheshunoff’s experience, qualifications and interest in the proposed transaction. In addition, securities counsel reviewed in detail with the Board the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the Board unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents.

MERCER CAPITAL’S ANALYSIS OF UNSOLICITED INDICATION OF INTEREST

Introduction. First Southern engaged Mercer Capital Management, Inc. (“Mercer”) on August 10, 2004 to review an unsolicited indication of interest presented to the Company on August 6, 2004 by an unrelated bank holding company (the “Interested Party”). On August 16, 2004, Mercer presented its analysis of the Interested Party’s indication of interest at a meeting of the Company’s board of directors in Florence, Alabama. No limitations were imposed by the board of directors upon Mercer with respect to the investigations made or the analyses performed, except that Mercer had no access to any non-public financial or non-financial information regarding the Interested Party. Further, Mercer had no contact with the management of the Interested Party during the course of its preparations for its presentation to First Southern’s board of directors.

Mercer’s analysis was limited to reviewing the Interested Party’s indication of interest and providing certain related financial analyses, which are summarized below. The following summary is a complete description of all material analyses performed and material factors considered by Mercer in connection with its analysis. The preparation of Mercer’s analysis involved a complex process requiring subjective judgments and is not necessarily susceptible to partial analysis or summary description. Mercer believes that its analysis must be considered as a whole and that selecting portions of its analysis without considering all analyses and factors could create an incomplete or misleading view of the processes underlying Mercer’s analysis.

Mercer was not asked to, nor did Mercer, review or comment on the financial analyses performed by Sheshunoff related to the cash consideration to be paid in the Going Private Merger. Further, Mercer did not review or comment on any other factors that may have been considered by the Company’s board of directors in reaching its decision to offer a payment of $1.50 per share to shareholders cashed-out as a result of the Going Private Merger, and Mercer has no opinion with respect to the going private transaction price. Mercer’s analysis does not in any way address the board of directors’ underlying rationale to pursue the Going Private Merger. Mercer’s analysis does not constitute a recommendation as to how any shareholder should vote or act with respect to the Going Private Merger or any other matter.

Mercer is regularly engaged to provide valuation and advisory services in connection with mergers and acquisitions, corporate transactions, share repurchases, tax compliance, ESOPs and employee benefit plans, and related purposes. Neither Mercer nor any of its affiliates has a financial interest in First Southern or the Interested Party. Mercer was selected based upon its familiarity with the regional community banking industry and its knowledge of the banking industry as a whole. Mercer’s fee for its advisory services is not contingent on the Company completing the Going Private Merger or any other event.

Mercer’s Review of the Indication of Interest. Mercer summarized, based on its understanding and interpretation, the terms of the indication of interest. These included a price of $2.25 per First Southern share or approximately $2.8 million in total, payable either entirely in stock or primarily in stock and partially in cash. Such shares would be issued based upon the Interested Party’s book value per share, subject to certain adjustments based on the market value of the Interested Party’s common stock. Under Mercer’s interpretation of the indication of interest, First Southern’s common shareholders would hold approximately 13.5% of the shares outstanding in the Interested Party on a pro forma combined basis.

Mercer noted that the indication of interest did not address First Southern’s outstanding stock options, warrants, subordinated capital notes, or holding company borrowings.

Mercer’s Review of the Interested Party. Mercer mapped the Company’s branch locations against the Interested Party’s banking offices. This pro forma map indicated no overlap; however, the distance between the two institutions is considerable. Mercer noted that the lack of geographic proximity could complicate the efficient operation of the two institutions.

Mercer prepared various analyses of the Interested Party’s stock price performance and related market-based information:

•	Mercer noted that the Interested Party reported limited trading volume in its stock, as the Interested Party’s average daily trading volume was 269 shares in the month preceding Mercer’s analysis and 1,416 shares in the year preceding Mercer’s analysis. In comparison, based on Mercer’s interpretation of the terms of the indication of interest, the Interested Party intended to issue approximately 373,000 common shares to the Company’s common shareholders. The illiquidity of the Interested Party’s stock could significantly limit a First Southern shareholder’s ability to achieve liquidity in a timely manner without unduly affecting the market for the Interested Party’s common stock. Assuming an average daily volume of 1,416 shares, it would require approximately 263 trading days to achieve liquidity for the entire block of stock that would be issued by the Interested Party, relative to approximately 250 trading days in a given year.

•	Mercer noted that significant volatility is evident in the Interested Party’s common stock. In August 2004, the Interested Party’s common stock fluctuated between $7.30 per share and $8.75 per share – a 20% range.

•	Mercer noted that, based on the Interested Party’s August 12, 2004 closing stock price, the Interested Party traded at 115% of book value and 73x trailing twelve months earnings per share and had a dividend yield of 4.00%.

•	Mercer compared the stock price performance of the Interested Party against a peer group composed of publicly traded banks with assets of less than $500 million. Mercer noted that the Interested Party has underperformed its peer group. The peer comparisons are presented in the following table:

Stock Price Performance	Interested Party	Peer Group
2004 Year-to-Date	0.11%	0.66%
One Year	14.83%	17.64%
Three Years	(5.41)%	84.84%

In addition to analyses of the Interested Party’s market performance, Mercer analyzed the Interested Party’s recently reported financial data. Mercer’s observations included the following:

•	The Interested Party’s loans, deposits, and total assets grew at a compound annual rate of 7.1%, 1.0%, and 4.7%, respectively, over the period from year-end 1999 to June 30, 2004.

•	The Interested Party’s total equity declined at a 1.1% compound annual rate during the 1999 to 2004 period, causing the Interested Party’s ratio of equity to total assets to decline. At June 30, 2004, total equity represented 8.6% of total assets, as compared to 11.1% at year-end 1999. Mercer noted that dividend payments and treasury stock transactions over the 1999 to 2004 period ($7.1 million, cumulatively) exceeded total net income over this period ($5.0 million, cumulatively), which led to the reduction in total equity. Mercer discussed with the Company’s board of directors that such a capital management policy is not sustainable in the context of a company also experiencing balance sheet growth.

•	Mercer summarized certain key income statement ratios for the Interested Party. These included: net interest margin, efficiency ratio, return on assets, and return on equity. Mercer noted that each of these ratios reported by the Interested Party was unfavorable when compared to a peer group for the Interested Party. These ratios are summarized in the following table:

Income Statement	Quarter Ended March 31, 2004	Year Ended December 31,					Peer Average
		2003	2002	2001	2000	1999
Net Interest Margin	3.07%	3.03%	3.77%	3.66%	4.63%	3.96%	4.20%
Non-Interest Expenses/Assets	3.18%	3.11%	3.05%	3.23%	3.19%	3.17%	3.11%
Efficiency Ratio	82.4%	82.1%	73.9%	76.1%	66.8%	67.8%	64.2%
Return on Assets	0.22%	0.22%	0.11%	0.64%	0.93%	0.77%	1.09%
Return on Equity	2.41%	2.18%	1.14%	6.02%	7.96%	7.58%	11.46%
Dividend Payout Ratio	297%	204%	405%	78%	57%	62%	40%

•	The Interested Party reported net income of $267,000 in the trailing twelve months ended June 30, 2004. This performance compares to $403,000 for fiscal 2003 and a peak of $1.6 million, which was reported in fiscal 2000.

•	Mercer also calculated an adjusted return on assets and adjusted return on equity for 1999 through 2004, assuming the elimination of non-recurring items identified by Mercer in its review of the Interested Party’s publicly available financial disclosures. The calculation of adjusted performance statistics did not alter Mercer’s conclusion that the Interested Party’s financial performance is weaker than its peer group.

•	Mercer observed that the Interested Party’s dividends per share exceeded its earnings per share in 2002, 2003, and 2004 (through June 30, 2004). The excess of dividends over earnings contributed, in part, to the Interested Party’s need to issue $6 million of trust preferred securities in the second quarter of 2004, which securities are considered regulatory capital.

•	Mercer discussed certain ratios pertaining to the Interested Party’s asset quality with the Company’s board of directors. Mercer noted that the Interested Party had experienced an elevated level of loan charge-offs in 2002 and 2003. Mercer also indicated the Interested Party’s current level of non-performing assets (loans on non-accrual status or past due 90 or more days and other real estate owned). Non-performing assets declined between year-end 2003 and June 30, 2004, although the decline appeared to be attributable, in part, to the reclassification of certain foreclosed properties from other real estate owned (a component of non-performing assets) to “other assets” (a category not included in non-performing assets).

Conclusions Reached by Mercer. Mercer concluded that the common stock of the Interested Party represented an undesirable investment for the following reasons:

•	The Interested Party’s stock is illiquid. Risk exists for First Southern’s shareholders both in terms of the time required to execute a trade in the Interested Party’s stock and the potential effect of such a trade on the market price.

•	The Interested Party’s stock has underperformed a peer group comprised of banks of similar asset size, as described previously. In addition, Mercer compared the total return (price appreciation or depreciation plus dividends) on the Interested Party against a group of publicly traded banks headquartered in the southeastern United States. These comparisons are presented in the following table:

Total Return	Year-to-Date 2004	Compound Annual Return
		3 Year	5 Year	10 Year
Median - Southeast Bank Group	3.9%	25.5%	9.9%	14.7%
Average - Southeast Bank Group	7.2%	28.0%	10.1%	16.4%
Interested Party	(6.5)%	9.0%	(2.5)%	N/A

•	The financial performance of the Interested Party versus its peer group, such as return on assets or return on equity, was unfavorable. Even considering periods prior to 2002 and 2003, during which the Interested Party experienced asset quality issues, indicate that the Interested Party experienced unfavorable financial performance in relation to the peer group.

•	The annual dividend paid by the Interested Party of $0.35 per share in 1999 through 2003 (except for the $0.38 per share paid 2001) is not likely to be sustainable absent improvement in the Interested Party’s financial performance. A reduction in the dividend could potentially reduce a source of support for the Company’s current share price. Further, Mercer noted the importance of dividend growth in addition to the absolute level of the dividend.

Mercer analyzed the potential returns to First Southern’s shareholders, assuming that the Company did not merge with the Interested Party. This analysis required various assumptions relating to the Company’s balance sheet growth and earnings performance, which may or may not be realized. Mercer did not include in its analysis any assumptions regarding any cost savings that may result from the Going Private Merger or any changes in the Company’s capital structure that may result from the Going Private Merger because First Southern engaged Sheshunoff, not Mercer, to analyze the financial aspects of the Going Private Merger. The analysis indicated that the expected shareholder returns for First Southern, assuming the Company did not merge with Interested Party, generally exceeded the expected returns to be realized by holding an investment in the Interested Party.

The projected returns to First Southern’s shareholders, assuming it did not merge with the Interested Party, were based on assumptions regarding First Southern Bank’s profitability (expressed in terms of its return on assets) and asset growth. Earnings not required to be retained at First Southern Bank were assumed to be distributed to First Southern, allowing it to reduce its debt. The expected return from an investment in First Southern, assuming that the Company did not merge with the Interested Party, was then calculated by Mercer based on the compound annual increase in shareholders’ equity over the projection period of ten years. The potential shareholder returns are indicated in the following table. The range of assumptions regarding asset growth and return on assets were determined by Mercer Capital based upon its experience within the banking industry as a whole and community banks in particular. The assumptions used by Mercer for these variables are more conservative than typical peer averages, reflecting the losses recently experienced by the Company, but are consistent with First Southern Bank’s actual return on assets in years prior to 2000, when First Southern Bank first began experiencing net losses.

	Asset Growth
Return on Assets	4.00%	6.00%	8.00%
0.35%	2%	4%	7%
0.55%	14%	16%	17%
0.75%	20%	22%	23%
0.95%	24%	26%	27%

The following table indicates the historical compound annual total returns on the Interested Party’s common stock (price appreciation plus dividends) over various historical periods terminating on August 20, 2004.

Time Period	Compound Annual Total Return
2003 to August 20, 2004	4.6%
2002 to August 20, 2004	11.0%
2001 to August 20, 2004	5.4%
2000 to August 20, 2004	1.3%
1999 to August 20, 2004	(3.4)%
1998 to August 20, 2004	5.8%
1997 to August 20, 2004	7.8%
1996 to August 20, 2004	8.7%
1995 to August 20, 2004	11.1%

Assuming that First Southern achieves a return on assets of between 0.55% and 0.75% during the projection period, the compound annual return to First Southern’s shareholders, as calculated by Mercer, would be in a range of 14% to 23%, as indicated in the table above. As presented in the preceding table, the historical total return on the Interested Party’s common stock has ranged from (3.4%) to 11.1%, depending upon the beginning time period selected. The concerns noted by Mercer regarding the Interested Party’s high dividend payout and increasing leverage could adversely affect its shareholder returns in future years.

THE EFFECTS OF THE GOING PRIVATE MERGER

EFFECTS ON FIRST SOUTHERN. The Going Private Merger, including the private placement offering of a maximum of 550,000 shares of common stock of First Southern as part of the financing for such Going Private Merger, will have various effects on First Southern, as described below.

REDUCTION IN THE NUMBER OF STOCKHOLDERS AND EFFECT ON THE NUMBER OF OUTSTANDING SHARES. First Southern believes that the Going Private Merger will reduce its number of record common stock holders to less than 200. After the completion of the Going Private Merger and the private placement offering, the number of outstanding shares of common stock will be approximately 1,482,880 compared to 1,264,880 outstanding shares of common stock immediately before the Going Private Merger.

TRANSFER OF BOOK VALUE. Because (i) the price to be paid to holders of fewer than 2,000 shares of common stock will be $1.50 per share, (ii) the number of shares of common stock expected to be cashed-out as a result of the Going Private Merger is estimated to be approximately 332,000, (iii) the total cost to First Southern (including expenses) of effecting the Going Private Merger is expected to be approximately $698,000, and (iv) at September 30, 2004, aggregate stockholders’ equity in First Southern was approximately $620,000, or $0.49 per share, First Southern expects that, as a result of the Going Private Merger and the issuance of the maximum of 550,000 shares of common stock in a private placement offering to finance in part the Going Private Merger:

•	aggregate stockholders’ equity of First Southern as of September 30, 2004, would be increased from approximately $620,000 on a historical basis to approximately $731,000 on a pro forma basis;

•	the book value per share of common stock as of September 30, 2004, would be increased from approximately $0.49 per share on a historical basis to approximately $0.50 per share on a pro forma basis;

•	net loss per diluted share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, would decrease from $0.10 on a historical basis to $0.00 on a pro forma basis; and

•	net loss per diluted share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2004, would decrease from $0.44 on a historical basis to $0.31 on a pro forma basis.

BECOMING A PRIVATELY HELD COMPANY. The common stock of First Southern is currently registered under the Exchange Act. The Exchange Act registration may be suspended by First Southern if its common stock is no longer held of record by 300 or more stockholders. Elimination of registration of the common stock of First Southern under the Exchange Act would substantially reduce the information required to be furnished to the stockholders of First Southern and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to it. Accordingly, First Southern estimates it will eliminate costs and expenses associated with continued Exchange Act registration, which it estimates to be approximately $150,000 on an annual basis.

With respect to the executive officers and directors of First Southern, once the Going Private Merger is completed and First Southern deregisters its common stock:

•	executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16, and

•	executive officers and directors of First Southern may be deprived of the ability to dispose of their shares of common stock in accordance with Rule 144 under the Securities Act of 1933, as amended.

EFFECT ON MARKET FOR SHARES. First Southern’s common stock is currently listed over-the-counter through the National Daily Quotation System “Pink Sheets,” published by the National Quotation Bureau, Inc. After the completion of the Going Private Merger, the shares of common stock of First Southern may continue to be quoted on the “Pink Sheets”.

FINANCIAL EFFECTS OF THE GOING PRIVATE MERGER; FINANCING OF THE GOING PRIVATE MERGER. First Southern expects that the Going Private Merger will not have any material adverse effect on the capital adequacy, liquidity, results of operations or cash flow of First Southern. Because First Southern does not currently know the actual number of shares which will be cashed-out in the Going Private Merger, First Southern does not know the total amount of cash to be paid to common stockholders by First Southern in the Going Private Merger, but First Southern estimates it to be approximately $498,000. You should read the discussion under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Fees and Expenses for the Going Private Merger” for a description of the fees and expenses First Southern expects to incur in connection with the Going Private Merger.

First Southern expects to be able to finance the cash amount to be paid to common stockholders in the Going Private Merger by completing a private placement offering of its common stock.

INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the Going Private Merger and the intent of certain directors to subscribe for up to 415,000 shares of common stock in the private placement offering, First Southern expects that (a) the percentage of beneficial ownership of common stock of First Southern (including the effect of fully vested and exercisable stock warrants and options) held by its officers and directors as a group will increase from [27.0%] of the common stock of First Southern to approximately [48.4%] based on their securities holdings as of [Voting Record Date], (b) the collective book value as of September 30, 2004, of the shares of First Southern common stock held by First Southern’s officers and directors, as a group (including the effect of fully vested and exercisable stock warrants and options), would increase from approximately $294,000 on a historical basis to approximately $581,000 on a pro forma basis, and (c) the collective pro rata interest of First Southern’s officers and directors, as a group, in the net loss of First Southern for the year ended December 31, 2003, would decrease from approximately ($0.02) per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options and common stock warrants, as of the record date) to a pro rata interest of approximately $0.00 per share on a pro forma basis (based on the number of shares which First Southern anticipates such officers and directors to beneficially own immediately after the Going Private Merger including the effect of fully vested and exercisable stock options and common stock warrants). For a description of the assumptions First Southern used in determining the numbers of shares and related percentages that First Southern expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

EFFECTS ON AFFILIATED STOCKHOLDERS. The Going Private Merger will have various effects on stockholders who are affiliates of First Southern, as described below. The effects of the Going Private Merger to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder’s shares will be cashed-out in the Going Private Merger. The determination of whether or not any particular shares of First Southern common stock will be cashed-out in the Going Private Merger will be based on whether the holder of those shares of common stock holds either fewer than 2,000 shares of common stock or 2,000 or more shares of common stock. Since an affiliated stockholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed-out in the Going Private Merger and shares that will remain outstanding after the Going Private Merger. As described in the footnotes under “Security Ownership of Certain Beneficial Owners and Management,” First Southern expects officers and directors to beneficially own a total of approximately 623,323 shares of common stock of First Southern immediately after the Going Private Merger compared to 208,323 as of the voting record date for the Special Meeting.

CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 2,000 shares of common stock immediately before the effective time of the Going Private Merger will, upon consummation of the Going Private Merger:

•	receive $1.50 per share in cash, unless they perfect appraisal rights;

•	no longer have any equity interest in First Southern and therefore will not participate in its future potential earnings or growth, if any;

•	other than upon the exercise of stock options that have previously been granted by First Southern or may in the future be granted by First Southern, or upon the exercise of the warrants for common stock previously issued by First Southern, will not be able to acquire an equity interest in First Southern, unless they purchase shares from existing stockholders; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger; or, alternatively, may have a tax loss that can be used to offset capital gains or taxable income in future periods.

REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders if the Going Private Merger is effected include:

•	DECREASED ACCESS TO INFORMATION. If the Going Private Merger and deregistration of First Southern common stock is effected, First Southern will not be subject to the periodic reporting requirements and the proxy rules of the Exchange Act and executive officers, directors and other affiliates of First Southern would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

•	DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders will most likely be adversely affected by the Going Private Merger.

EFFECTS ON UNAFFILIATED STOCKHOLDERS. The Going Private Merger will have various effects on stockholders who are not affiliates of First Southern, as described below. The effects of the Going Private Merger to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be cashed-out in the Going Private Merger

CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated stockholders owning fewer than 2,000 shares of common stock immediately before the effective time of the Going Private Merger will, upon consummation of the Going Private Merger:

•	receive $1.50 per share in cash, unless they perfect appraisal rights;

•	no longer have any equity interest in First Southern and therefore will not participate in its future potential earnings or growth, if any;

•	not be able to acquire an equity interest in First Southern unless they purchase shares from existing stockholders, other than upon the exercise of stock options or common stock warrants; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger; or, alternatively, may have a tax loss that can be used to offset capital gains or taxable income in future periods.

REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated First Southern stockholders who remain as stockholders if the Going Private Merger is effected include:

•	DECREASED ACCESS TO INFORMATION. If the Going Private Merger and the deregistration of common stock is effected, First Southern will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

•	DECREASED LIQUIDITY. The liquidity of the shares of common stock held by unaffiliated stockholders may be adversely affected by the Going Private Merger.

•	INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the Going Private Merger and the intent of certain directors and executive officers to subscribe for up to 415,000 shares of common stock in the private placement offering, it is expected that (a) the percentage of beneficial ownership of common stock of First Southern (including the effect of fully vested and exercisable stock warrants and options) held by officers and directors of First Southern as a group will be [48.4%], compared to approximately [27.0%] based on their securities holdings as of [Voting Record Date], (b) the collective book value as of September 30, 2004, of the shares of First Southern common stock held by First Southern’s officers and directors, as a group, would increase from $294,000 on a historical basis to approximately $581,000 on a pro forma basis, and (c) the collective pro rata interest of First Southern’s officers and directors, as a group, in the net loss of First Southern for the year ended December 31, 2003, would decrease from approximately ($0.02) per share on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date including the effect of fully vested and exercisable stock options and common stock warrants) to a pro rata interest of approximately $0.00 per share on a pro forma basis (based on the number of shares First Southern anticipates such officers and directors to beneficially own immediately after the Going Private Merger and private placement, including the effect of fully vested and exercisable stock options and common stock warrants). For a description of the assumptions First Southern used in determining the numbers of shares and related percentages that First Southern expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

EFFECT ON STOCKHOLDERS OF THE GOING PRIVATE MERGER

If approved at the Special Meeting, the Going Private Merger will affect First Southern stockholders as follows after completion:

Stockholder as of Effective Time of the Going Private Merger	Net Effect After Going Private Merger
Stockholders holding 2,000 or more shares of First Southern common stock	Shares of common stock will be retained.

Stockholders holding fewer than 2,000 shares of First Southern common stock	Shares of common stock will be cashed-out at a price of $1.50 per share.

As described under “Proposal One —The Merger Agreement—Conversion of Shares in the Going Private Merger,” the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or “street name”. In determining the number of shares held beneficially in street name by any stockholder, First Southern may, in its discretion, rely on “no objection” lists provided by any nominee holder. Further, after the effective time of the Going Private Merger, First Southern will deliver to each stockholder who would appear to be entitled to receive cash in the Going Private Merger in consideration for his or her shares, a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 2,000 shares of common stock or (b) according to records made available to First Southern from the nominee holder for any shares held in street name, holds fewer than 2,000 shares of common stock in street name or holds shares in street name and with respect to which First Southern is not provided by the nominee holder the number of shares so held.

Stockholders who retain their shares of common stock will be issued new share certificates for shares of restricted common stock once the Reincorporation has also been consummated, and such shares shall be for common stock of First Southern as a privately held Alabama corporation. These new share certificates will be affixed with a restrictive legend to the effect that such shares have not been registered with the SEC and may not be transferred without such registration or in reliance on an exemption from such registration.

In general, the Going Private Merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith is a registered stockholder who holds 1,000 shares of First Southern common stock in certificate form at the effective time of the Going Private Merger. Ms. Smith holds no other shares.	Ms. Smith’s 1,000 shares of common stock will be canceled and converted into the right to receive cash in the amount of $1.50 per share.

Mr. Brown holds 1,000 shares of First Southern common stock in his individual brokerage account as of the effective time of the Going Private Merger. Mr. Brown holds no other shares.	Mr. Brown’s 1,000 shares of common stock will be converted into the right to receive cash in an amount equal to $1.50 per share.

Mr. Jones is a registered stockholder who holds 1,000 shares of First Southern common stock in certificate form and 1,000 shares of common stock in his individual brokerage account as of the effective time of the Going Private Merger. Mr. Jones holds no other shares.	If either First Southern or Mr. Jones can establish to First Southern’s satisfaction that he in fact holds 2,000 or more shares, Mr. Jones’ 2,000 shares will remain outstanding after the Going Private Merger. Otherwise, First Southern will presume that all of the shares of common stock are held by a holder of fewer than 2,000 shares of common stock and were therefore converted into the right to receive cash in an amount equal to $1.50 per share. However, Mr. Jones will be able to rebut the presumption that his shares were cashed out in the Going Private Merger by certifying in the letter of transmittal sent to him after the effective time of the Going Private Merger that he holds greater than 2,000 shares of common stock and providing First Southern such other information as it may request to verify that fact.

(Note: If either Ms. Smith or Mr. Brown wants to continue his or her investment in First Southern, she or he can buy at least 1,000 more shares of First Southern common stock (preferably in his or her record account so as to make it more readily apparent that he or she holds 2,000 or more shares). Such purchase should be completed by [Date of Special Meeting] so that it is registered on the books of First Southern before the effective time of the Going Private Merger.)

REASONS FOR THE GOING PRIVATE MERGER

First Southern’s primary reason for the Going Private Merger is to cash-out the equity interests in First Southern of the approximately 750 record and beneficial holders of common stock that, as of the effective time of the Going Private Merger, own fewer than 2,000 shares of common stock at a price determined to be fair by the entire Board of Directors. This will reduce the number of holders of common stock of record of First Southern to less than 200 persons and relieve First Southern from the administrative burden, cost and regulatory burden associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act. This will be accomplished by First Southern deregistering its common stock under the Exchange Act. See “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Background of the Going Private Merger Proposal” and “Special Factors —The Effects of the Going Private Merger” for a discussion regarding the burden of registration of the First Southern common stock and the intended benefits to First Southern of the Going Private Merger Proposal. If the Going Private Merger is implemented, the officers and directors of First Southern (and other holders of 2,000 or more shares of common stock) will increase their percentage ownership of common stock of First Southern.

The Going Private Merger will provide those stockholders with fewer than 2,000 shares of common stock with a cost-effective way to cash-out their investments, because First Southern will pay all transaction costs in connection with the Going Private Merger. Although First Southern intends to pay all transaction costs in connection with the Going Private Merger, stockholders still may be charged a brokerage fee by their broker in connection with the Going Private Merger. Moreover, First Southern will benefit from substantial future cost savings as a result of the Going Private Merger, as more fully described below.

The Board believes that the disadvantages of having First Southern continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, First Southern is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) of its status as a public company.

First Southern incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. First Southern incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since First Southern has relatively few executive personnel, these indirect costs can be substantial. First Southern’s direct and indirect costs related to being a public company are estimated to approximate $150,000 annually as follows:

Independent accountants	$35,000
SEC counsel	85,000
Printing, mailing and other internal/external expenses	30,000

Total	$150,000

In light of these costs, the Board believes that it is in the best interests of First Southern and its stockholders to eliminate the administrative burden and costs and regulatory burden associated with being a public company.

Although many of these factors have existed for some time, First Southern began to consider the Going Private Merger during calendar year 2003, and based upon an analysis of its options, risks and expenses relating to remaining a public company, which is detailed in this proxy statement, approved the Going Private Merger Proposal. Another reason the Board approved the Going Private Merger Proposal is the continued illiquidity of the First Southern stock. You should read the discussion under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Background of the Going Private Merger

Proposal” for more information relating to the background of the Going Private Merger Proposal and First Southern’s reasons for the Going Private Merger Proposal.

The Board has determined that the Going Private Merger Proposal is the most expeditious and economical way of liquidating the holdings of stockholders having small share positions and changing First Southern’s status from that of a public company to that of a privately-held, non-reporting company. You should read the discussion under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal” for more information regarding the Board’s reasons for the Going Private Merger Proposal.

The Going Private Merger Proposal, if approved, will have divergent effects depending on whether you hold 2,000 or more shares of First Southern common stock or fewer shares of common stock as of the Effective Time. You should read the discussions under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—The Effects of the Going Private Merger”; “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal”; and “Proposal One—Effect of the Going Private Merger Proposal on First Southern Stockholders” for more information regarding the effects of the Going Private Merger.

The Going Private Merger is structured to be a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will make First Southern eligible to terminate its reporting requirements under Section 12(g) of the Exchange Act. First Southern intends to deregister its shares of common stock under the Exchange Act immediately following the effective time of the Going Private Merger. In connection with the Going Private Merger Proposal, First Southern and Merger Corp. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

FEES AND EXPENSES OF THE GOING PRIVATE MERGER

First Southern estimates that Going Private Merger, the related private placement offering, and other related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $200,000, assuming the transactions are completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$20,000
Legal fees and expenses	135,000
Accounting fees and expenses	15,000
SEC filing fee	1,000
Printing, solicitation and mailing costs	29,000

Total	$200,000

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet as of September 30, 2004 and the unaudited pro forma consolidated income statements for the year ended December 31, 2003, and the nine months ended September 30, 2004, give effect to the following:

•	We have assumed that the Going Private Merger occurred as of September 30, 2004, for purposes of the consolidated balance sheet as of September 30, 2004, and as of January 1, 2003 and January 1, 2004, for the consolidated income statements for the year ended December 31, 2003, and the nine months ended September 30, 2004, respectively.

•	We have assumed completion of the private placement offering of a maximum of 550,000 shares of common stock for net proceeds of $825,000.

•	We have assumed that a total of 332,000 shares of common stock are cashed-out in the Going Private Merger at a price of $1.50 per share for a total of $498,000. Additionally, we have assumed that we have incurred or will incur $200,000 in expenses related to the transactions.

•	We have assumed that the cash required to consummate the Going Private Merger will be funded through the private placement offering of common stock.

•	We have assumed that the Preferred Stock Exchange occurred as of the same dates discussed above. The Preferred Stock Exchange involved the exchange of $783,000 of subordinated capital notes for 27,273 shares of Series A preferred stock. The interest rate on these subordinated capital notes is 7.5% per annum.

Sources of Funds:
Proceeds from common stock private placement offering	$825,000

Uses of Funds:
Total consideration paid for shares cashed-out	(498,000)
Estimated fees and expenses for Going Private Merger	(200,000)

Total Uses of Funds	$(698,000)

•	We have assumed no income tax effect for the year ended December 31, 2003 and the nine months ended September 30, 2004, which is consistent with our historical effective tax rate.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of First Southern included in our 2003 Annual Report to Stockholders and Quarterly Report on Form 10-QSB for the period ended September 30, 2004.

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

SEPTEMBER 30, 2004

	Historical Results	Adjustments	Pro Forma
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents	$4,564	$127	$4,691
Investment securities available for sale, at fair value	13,302	—	13,302
Loans receivable, net allowance for loan losses of $2,582	73,683	—	73,683
Premises and equipment	2,486	—	2,486
Federal Home Loan Bank stock, at cost	416	—	416
Accrued interest receivable	472	—	472
Foreclosed real estate	302	—	302
Other assets	586	—	586

Total assets	$95,811	$127	$95,938

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$8,335	$—	$8,335
Interest-bearing	70,807	—	70,807

Total deposits	79,142	—	79,142

Advances from Federal Home Loan Bank	7,600	—	7,600
Notes payable to directors	1,000	—	1,000
Subordinated capital notes, net of discount	6,287	783	7,070
Other liabilities	395	—	395
Derivative debt instrument	191	(191)	—

Total liabilities	94,615	592	95,207

Redeemable preferred stock, $.01 per value Series A – 250,000 shares authorized and 27,273 shares outstanding	576	(576)	—

Stockholders’ equity:
Common stock	21	2	23
Paid-in capital
Common stock warrants	378	—	378
Additional paid-in capital	11,786	113	11,899
Retained deficit	(22)	(4)	(26)
Net unrealized loss on securities available for sale	(62)	—	(62)
Treasury stock, at cost	(11,481)	—	(11,481)

Total stockholders’ equity	620	111	731

Total liabilities and stockholders’ equity	$95,811	$127	$95,938

PRO FORMA CONSOLIDATED INCOME STATEMENT (UNAUDITED)

YEAR ENDED DECEMBER 31, 2003

	Historical Results	Adjustments	Pro Forma
	(Dollars in thousands, except share data)
Interest income:
Loans	$4,501	$—	$4,501
Investment securities	421	—	421
Other	69	—	69

Total interest income	4,991	—	4,991

Interest expense:
Deposits	1,550	—	1,550
Advances from Federal Home Loan Bank	329	—	329
Notes payable	34	—	34
Notes payable to directors	63	—	63
Subordinated capital notes	82	59	141

Total interest expense	2,058	59	2,117

Net interest income	2,933	(59)	2,874
Reduction of provision for loan losses	(288)	—	(288)

Net interest income after provision for loan losses	3,221	(59)	3,162

Total non-interest income	812	(4)	808
Total non-interest expense	4,172	(163)	4,009

Loss before income taxes	(139)	100	(39)
Income tax expense	5	—	5

Net loss	(144)	100	(44)
Cumulative dividend arrearage and premium accretion on preferred stock	(339)	65	(274)
Net gain (loss) on exchange of subordinated capital notes for preferred stock	312	(12)	300
Gain on repurchase of preferred stock	66	—	66

Basic income (loss) applicable to common shareholders	$(105)	$153	$48

Per Share Data:
Basic earnings (loss) per common share	$(0.08)	$0.11	$0.03
Diluted earnings (loss) per common share	(0.10)	0.10	0.00
Weighted average shares outstanding - Basic earnings per common share calculation	1,256,715	218,000	1,474,715
Weighted average shares outstanding - Diluted earnings per common share calculation	1,463,103	218,000	1,681,103

PRO FORMA CONSOLIDATED INCOME STATEMENT (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2004

	Historical Results	Adjustments	Pro Forma
	(Dollars in thousands, except share data)
Interest income:
Loans	$3,231	$—	$3,231
Investment securities	297	—	297
Other	46	—	46

Total interest income	3,574	—	3,574

Interest expense:
Deposits	910	—	910
Advances from Federal Home Loan Bank and other bank borrowings	247	—	247
Notes payable to directors	38	—	38
Subordinated capital notes	266	44	310

Total interest expense	1,461	44	1,505

Net interest income	2,113	(44)	2,069
Reduction of provision for loan losses	(250)	—	(250)

Net interest income after reduction of provision for loan losses	2,363	(44)	2,319

Total non-interest income	422	(4)	418
Total non-interest expense	3,296	(122)	3,174

Loss before income taxes	(511)	74	(437)
Income tax expense	—	—	—

Net loss	(511)	74	(437)
Cumulative dividend arrearage and premium accretion on preferred stock	(37)	35	(2)
Gain (loss) on repurchase or exchange of preferred stock	1	(12)	(11)

Basic loss applicable to common shareholders	$(547)	$97	$(450)

Per share data:
Basic loss per share	$(0.44)	$0.13	$(0.31)
Diluted loss per share	(0.44)	0.13	(0.31)
Weighted average shares outstanding - Basic loss per common share calculation	1,256,715	218,000	1,474,715
Weighted average shares outstanding - Diluted loss per common share calculation	1,256,715	218,000	1,474,715

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE GOING PRIVATE MERGER

Summarized below are the material federal income tax consequences to First Southern and its stockholders resulting from the Going Private Merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to stockholders who received First Southern common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

For federal income tax purposes, it is intended that First Southern will not recognize gain or loss for federal or state income tax purposes as a result of the Going Private Merger.

STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO ARE NOT CASHED-OUT IN THE GOING PRIVATE MERGER

If you (1) continue to hold First Southern common stock immediately after the Going Private Merger, and (2) you receive no cash as a result of the Going Private Merger, you will not recognize any gain or loss in the Going Private Merger and you will have the same adjusted tax basis and holding period in your First Southern common stock as you had immediately before the Going Private Merger.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO BOTH RECEIVE CASH AND ARE CONSIDERED TO CONTINUE TO OWN FIRST SOUTHERN COMMON STOCK AFTER THE GOING PRIVATE MERGER FOR FEDERAL INCOME TAX PURPOSES

In some instances you may be entitled to receive cash in the Going Private Merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the Going Private Merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the Going Private Merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the Going Private Merger and to continue to hold shares after the Going Private Merger.

If you both receive cash as a result of the Going Private Merger and are considered to continue to hold First Southern common stock after the Going Private Merger for federal income tax purposes, you generally will recognize a gain, but not a loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of First Southern stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Going Private Merger. Your aggregate adjusted tax basis in your shares of First Southern common stock held immediately after the Going Private Merger will be equal to your aggregate adjusted tax basis in your shares of First Southern common stock held immediately before the Going Private Merger, increased by any gain recognized in the Going Private Merger, and decreased by the amount of cash received in the Going Private Merger.

Any gain recognized in the Going Private Merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of First Southern’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or a person or entity related to you, continues to hold First Southern common stock immediately after the Going Private Merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED-OUT STOCKHOLDERS WHO DO NOT CONTINUE TO OWN FIRST SOUTHERN COMMON STOCK AFTER THE GOING PRIVATE MERGER

If you receive cash as a result of the Going Private Merger but do not continue to hold any of your shares of First Southern common stock after the Going Private Merger, your tax consequences, if you are a holder of common stock, will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold shares of First Southern common stock after the Going Private Merger, as explained below.

If you (1) receive cash in exchange for First Southern common stock as a result of the Going Private Merger but do not continue to hold shares of First Southern common stock after the Going Private Merger, and (2) you are not related to any person or entity which holds First Southern common stock immediately after the Going Private Merger you will recognize a capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who holds First Southern common stock immediately after the Going Private Merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for First Southern common stock to be treated first as ordinary dividend income to the extent of your ratable share of First Southern’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who holds First Southern common stock immediately after the Going Private Merger, a waiver of the family attribution rules is available under Section 302(c)(2) of the Internal Revenue Code which will allow the transaction to be treated as a sale. The waiver is permitted if the stockholder (1) retains no interest in First Southern after the Going Private Merger (including any proprietary interest as well as interest as officer, director or employee of First Southern), other than an interest as a creditor; (2) does not acquire any such interest (other than stock acquired by bequest or inheritance) within ten (10) years from the date of the distribution; and (3) agrees to notify the Internal Revenue Service of the acquisition of any such interest within the ten (10) year period. There are additional restrictions that apply to such waiver.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

CAPITAL GAIN AND LOSS

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

There are limitations on the deductibility of capital losses. In general, the capital losses of individuals may only be deducted to the extent of the individual’s capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

BACKUP WITHHOLDING

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Going Private Merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the Going Private Merger. Failure to provide such information may result in backup withholding.

AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE GOING PRIVATE MERGER MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME, OR CAPITAL LOSS TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. THE U.S. FEDERAL INCOME TAX

DISCUSSION SET FORTH ABOVE IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE GOING PRIVATE MERGER PROPOSAL

The Board believes that the Going Private Merger Proposal, taken as a whole, is fair to, and in the best interests of, First Southern and its stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the Going Private Merger and those who will continue to hold their shares of common stock of First Southern after the Going Private Merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the stockholders vote for approval of the Going Private Merger Proposal. Each member of the Board and each officer of First Southern who owns shares of stock have advised First Southern that he intends to vote his shares in favor of the Going Private Merger Proposal. As of [Voting Record Date], the directors and officers of First Southern beneficially owned a total of [208,323] shares of First Southern common stock or approximately [16.5%] of the total shares entitled to vote at the Special Meeting. No other stockholders have disclosed to First Southern how they intend to vote on the Going Private Merger Proposal.

The Board has retained for itself the absolute authority to reject (and not implement) the Going Private Merger Proposal (even after approval by stockholders) if it determines that the Going Private Merger Proposal is not then in the best interests of First Southern and its stockholders. Such a determination by the Board would likely be limited to the inability of First Southern to complete the private placement offering, or the occurrence of an event that would have a material adverse effect on the financial condition or results of operations of First Southern. The Board does not anticipate the occurrence of any such event.

The Board has unanimously approved the Going Private Merger Proposal. The Board considered a number of factors in determining to approve the merger agreement. First Southern’s primary reason for the Going Private Merger is to enable it to deregister its shares of common stock under the Exchange Act. The Board considered the views of management relating to cost savings to be achieved by no longer being a public company. First Southern’s management determined that cost savings of approximately $150,000 per year could be achieved if First Southern becomes a private company, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with registration of the common stock under the Exchange Act. The Board also considered the administrative and regulatory burden of being a public company, particularly the provisions of the recently enacted Sarbanes Oxley Act. Similarly, the Board also considered the decrease in the expense associated with a high number of stockholders holding relatively small positions in its common stock after the Going Private Merger. The Board also considered the effect that becoming private would have on the market for the common stock and the ability of stockholders to buy and sell shares. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of First Southern’s common stock, especially for sales of large blocks of shares, and that First Southern’s stockholders derive little benefit from First Southern’s status as a publicly-held corporation. The Board determined that the cost savings and reduced administrative and regulatory burden on management to be achieved by becoming a private company outweighed any potential disadvantages from becoming a private company.

The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Going Private Merger Proposal. Please read the discussion under “–Background of the Going Private Merger Proposal” for a description of these alternatives considered by the Board.

The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Going Private Merger Proposal to our stockholders, including both affiliated and unaffiliated stockholders. The Board also engaged the services of an independent financial advisor to provide a valuation of First Southern’s stock as well as to render a fairness opinion regarding the transaction. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

•	HISTORICAL MARKET PRICES OF FIRST SOUTHERN’S COMMON STOCK. First Southern’s common stock is quoted on the Pink Sheets. Sheshunoff and the Board reviewed sales prices for the common stock from January 1, 2002 to June 30, 2004, which ranged from $0.55 to $4.10 per share. You should read the discussion under “SUMMARY FINANCIAL INFORMATION—Per Share Market Price” for more information about our stock prices. Sheshunoff reviewed the historical performance of First Southern Bank for the five years ending December 31, 2003 and for the six months ended June 30, 2004. For the calendar year ending December 31, 2002, First Southern Bank’s total assets declined 26.5%, deposits declined 31.7%, and loans declined 25.2%. During this period, First Southern increased its debt by nearly $2.0 million. These developments, which followed the major credit quality issues reported for 2000 and 2001 could reasonably be expected to correspond to a significant decline in the price for First Southern’s common stock from the high of $4.10 reported for the first quarter of 2002 to the low of $.55 reported for the fourth quarter of 2002. Sheshunoff reviewed the stock prices reported in the market for the fourth quarter of 2003 and the first half of 2004. There appeared to be little fundamental financial changes at First Southern during these periods that would justify the high volatility in the stock price. As is not uncommon in financial markets, particularly for a thinly-traded stock, the highs and lows are a function of a small number of transactions. In the fourth quarter of 2003, the high of $2.00 appears to have occurred on November 12 as the result of a trade of 100 shares. The high of $1.50 recorded in the first quarter of 2004 relates to trades of no more than 2,500 shares on February 17. The high of $1.70 reported for the second quarter of 2004 relates to trades of no more than 709 shares on May 12 and 7,600 shares on June 29. These volumes are not sufficient to provide a reasonable indication as to the fair value of First Southern’s common stock. In addition, the higher third quarter trade prices may reflect speculation as to the price to be paid in the going private transaction which was publicly announced in early July.

•

NET BOOK VALUE. As of September 30, 2004, the book value per share of outstanding common stock was approximately $0.49. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out stockholders in the Going Private Merger, the Board determined that it was not directly relevant in that book value approximates a liquidation value and liquidation is generally not a viable alternative for a financial institution. However, the Board noted that the per share cash price of $1.50 payable in the Going Private Merger reflected a multiple of over 3.1x First Southern’s September 30, 2004, book value per share and a multiple of over 3.0 First Southern’s pro forma book value per share at September 30, 2004.

•	CONTROL VALUE. In determining the cash amount to be paid to cashed-out stockholders in the Going Private Merger, the Board valued First Southern’s shares on the basis of a control premium. A control premium was not used by Sheshunoff in its valuation to calculate the fair value of First Southern’s common stock of $0.75 per share. Therefore, the merger consideration of $1.50 per share represents a control premium of 100%. The Board selected the premium in light of the unsolicited indication of interest received in August 2004, and in light of the commitments made by directors to purchase a majority of the shares being offered in the private placement at a price of $1.50 per share. Although the indication of interest valued First Southern’s common stock at $2.25 per share, $0.75 of which First Southern’s shareholders could elect to receive in cash, Shehunoff did not consider the indication of interest to be superior to the $1.50 per share merger consideration in the Going Private Merger because the indication of interest was contingent on due diligence and further negotiations, the liquidity of the shareholders’ investment would not improve significantly, the interested party’s ability to address the business issues facing the separate entities while successfully integrating the two operations would not be as strong as First Southern’s ability to address its issues independently, and First Southern’s shareholders would lose control of the Company. The Board did not consider the amount per share that might be realized in a sale of 100% of the stock of First Southern, as the Board determined that consideration of such amount was inappropriate in the context of a transaction that would not result in a 100% change in control of First Southern. See “MERCER CAPITAL’S ANALYSIS OF UNSOLICITED INDICATION OF INTEREST.”

•	EARNINGS. The Board reviewed the earnings of First Southern for the previous two fiscal years and for the first nine months of 2004. For the two years ended December 31, 2003 and 2002, First Southern reported net losses of $105,000 and $189,000, respectively. For the nine months ended September 30, 2004, First Southern reported a net loss of $547,000.

•

INDEPENDENT VALUATION. The Board engaged Sheshunoff to render a valuation of First Southern’s common stock. Sheshunoff’s valuation indicated that as of June 30, 2004, the fair value of First Southern’s common stock was $0.75 per share. The Board elected to pay common stock holders $1.50 per share which exceeded the fair value determined by Sheshunoff. The reasons that the Board determined to set a cash-out price greater than the fair value of the common stock are: (i) the quoted price of First Southern common stock had for several months been well in excess of $0.75 per share, and while the Board is mindful of Sheshunoff’s analysis that this market is very limited, the Board believes that this quoted price carries significant weight in First Southern’s market area; (ii) the Board believes that First Southern’s deferred income tax benefits of approximately $2.1 million, primarily net operating loss carryforwards and bad debt deductions which at this time do not qualify as assets under generally accepted accounting principles, are of potential value and should be considered in valuing First Southern; and (iii) the Board had determined that the cash-out price and the price offered in the private placement should be the same, and the Board and management believed that the common stock could be sold for a higher price in the private placement offering, which belief is supported by the commitments of certain Board members to purchase a majority of the shares in the offering (see “Interests of Officers and Directors in the Going Private Merger.”)

•	OPINION OF FINANCIAL ADVISOR. The Board considered the opinion of Sheshunoff rendered to the Board on September 10, 2004 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration of $1.50 per share of common stock to be paid in the Going Private Merger is fair, from a financial point of view, to First Southern’s stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the Going Private Merger and those who will continue to hold shares of common stock after the Going Private Merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinion and adopted the financial advisor’s conclusions and analyses as its own. You should read the discussion under “—Valuation and Opinions of Financial Advisor” and Annex B to this proxy statement for more information relating to this opinion and the related financial analyses.

•	OPPORTUNITY TO LIQUIDATE SHARES OF COMMON STOCK. The Board considered the opportunity the Going Private Merger Proposal presents for stockholders owning fewer than 2,000 shares of common stock to liquidate their holdings without paying commissions or transaction costs, particularly given the relatively illiquid market for shares of First Southern’s common stock.

In connection with its deliberations, the Board did not consider, and did not request that its financial advisor evaluate, First Southern’s liquidation value. The Board did not view First Southern’s liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of First Southern, and it was the Board’s view that First Southern is more valuable as a going concern than its net book value per share of $0.49 as of September 30, 2004. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, First Southern can give no assurance that the liquidation value would not produce a higher valuation of First Southern than its value as a going concern.

As discussed under “Special Factors Relating to the Going Private Merger - Background of the Going Private Merger Proposal,” First Southern recently received from another financial institution an unsolicited, non-binding indication of interest to acquire First Southern. The indication of interest contained a number of conditions, including a due diligence condition. See “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER – Background of the Going Private Merger Proposal” and “Mercer Capital’s Analysis of Unsolicited Indication of Interest” for further information regarding the contents of the indication of interest and First Southern’s decision not to pursue the indication of interest. No firm offers, other than in conjunction with the Going Private Merger, of which the Board is aware have been made during the preceding two years for (i) the merger or consolidation of First Southern into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of First Southern, or (iii) the purchase of a number of shares of common stock that would enable the holder to exercise control of First Southern.

After consideration of all this information, the Board determined that a fair price to be paid to cashed-out holders of common stock in the Going Private Merger is $1.50 per share.

The Going Private Merger is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of at least a majority of First Southern’s voting power represented at the meeting to consider and approve the merger agreement as provided under Delaware law, First Southern’s charter documents and the terms of the merger agreement. The Board also considered such a provision unnecessary in light of the right of stockholders, whether affiliated or unaffiliated, to dissent from the Going Private Merger. No independent committee of the Board has reviewed the fairness of the Going Private Merger Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Going Private Merger Proposal was retained by First Southern or by a majority of directors who are not employees of First Southern. First Southern has not made any provision in connection with the Going Private Merger to grant unaffiliated stockholders access to First Southern’s corporate files or to obtain counsel or appraisal services at First Southern’s expense. With respect to unaffiliated stockholders’ access to First Southern’s corporate files, the Board determined that this proxy statement, together with First Southern’s other filings with the SEC and the regulatory filings by First Southern and First Southern Bank to their banking regulators provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Going Private Merger Proposal. The Board also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, stockholders have the right to review First Southern’s relevant books and records of account. As for obtaining counsel or appraisal services for unaffiliated stockholders at First Southern’s expense, the Board did not consider these necessary or customary. First Southern expects the Going Private Merger Proposal to result in the cash-out of approximately 332,000 shares of common stock for a total price of approximately $498,000, excluding related costs and expenses estimated at approximately $200,000. After consideration of the factors described above, the Board believes that the transaction is fair notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of First Southern, approved the Going Private Merger Proposal.

As a result of this analysis outlined above, the Board believes that the transaction is substantively and procedurally fair to unaffiliated stockholders.

SOURCE AND AMOUNT OF FUNDS FOR THE GOING PRIVATE TRANSACTION

In order to fund the Going Private Merger, First Southern will issue a maximum of 550,000 shares of common stock in a private placement offering. The proceeds of the private placement are expected to be approximately $825,000.

Any funds raised in excess of the amount needed to finance the Going Private Merger will be used to supplement operations of First Southern.

MERGER CORP.’S, AND FIRST SOUTHERN’S AND MERGER CORP.’S DIRECTORS’ AND EXECUTIVE OFFICERS’, DETERMINATION OF FAIRNESS OF THE GOING PRIVATE MERGER PROPOSAL

Merger Corp. and its Board of Directors and each director and executive officer of First Southern and Merger Corp., individually, believe that the Going Private Merger is fair to, and in the best interests of, each of First Southern’s stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the Going Private Merger and those who will continue to hold shares of First Southern after the Going Private Merger. In reaching this conclusion, Merger Corp. and each director and executive officer of First Southern and Merger Corp., individually, relied upon the factors considered by and the analysis and conclusions of the Board of Directors of First Southern as well as the analysis and conclusions of First Southern’s financial advisor, Sheshunoff, and Merger Corp. and each director and executive officer of First Southern and Merger Corp., individually, adopts such analyses as its own. See “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER - Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal”, “VALUATION AND OPINION OF FINANCIAL ADVISOR REGARDING THE GOING PRIVATE MERGER” and “DIRECTORS AND EXECUTIVE OFFICERS OF FIRST SOUTHERN AND MERGER CORP.” Merger Corp.’s Board of Directors has approved the merger agreement.

CONDUCT OF FIRST SOUTHERN’S BUSINESS AFTER THE GOING PRIVATE MERGER

First Southern expects to fund the Going Private Merger through the issuance of common stock to cash-out approximately 332,000 shares of First Southern common stock. Otherwise, First Southern expects its business and operations to continue as they are currently being conducted after the Going Private Merger, and, except as disclosed below, the Going Private Merger is not anticipated to have any effect upon the conduct of such business. First Southern believes the going private transaction is consistent with First Southern’s vision of maintaining an independent banking strategy. If the Going Private Merger is consummated, persons owning fewer than 2,000 shares of common stock at the effective time of the Going Private Merger will no longer have any equity interest in, and will not be stockholders of, First Southern and therefore will not participate in its future potential or earnings and growth, if any. Instead, each such owner of First Southern common stock will have the right to receive $1.50 per share in cash, without interest.

If the Going Private Merger Proposal is effected, First Southern believes that, based on First Southern’s stockholder records, less than 200 stockholders of record will remain. In addition, as of [Voting Record Date] individuals who are currently members of the Board of Directors and of management of First Southern beneficially own approximately [27.0%] of the common stock and will beneficially own approximately [48.4%] of the common stock after the Going Private Merger. See “Security Ownership of Certain Beneficial Owners and Management.”

As a result of the Going Private Merger, First Southern plans to become a privately-held company by deregistering its shares of common stock under the Exchange Act. As a result, First Southern will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than 10% of the common stock will be relieved of certain other reporting obligations under the Exchange Act. You should read the discussion under “—The Effects of the Going Private Merger “ for more discussion regarding the effects of First Southern becoming a privately held company. First Southern estimates that becoming a privately held company will save First Southern approximately $150,000 per year in legal, accounting and other expenses. This figure also includes various internal allocated resources, principally salaries of employees responsible for performing the necessary work to comply with the regulatory guidelines, which funds otherwise may be employed for accretive purposes.

First Southern believes that there are significant advantages to it in effecting the Going Private Merger Proposal and “going private” and First Southern plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private equity offerings, or entering into any other arrangement or transaction as it may deem appropriate. Management does not presently have an intent to enter into any transaction involving a merger or sale of First Southern nor is management currently in negotiations with respect to any such transaction. Management believes that First Southern can be an effective community bank in its local market area, and management and the Board are committed to continuing to work to improve First Southern’s asset quality, capital and earnings so that it may become a viable community bank in its market area.

Other than as described in this proxy statement, neither First Southern nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

VALUATION AND OPINION OF FINANCIAL ADVISOR REGARDING THE GOING PRIVATE MERGER

Financial fairness; Appraisal of the common stock. Because of the absence of a liquid trading market for the common stock and the remote possibility that such a market will develop in the future, First Southern retained Sheshunoff to consult with the Board of Directors in order to determine the fair value of the common stock and to render a written fairness opinion as to the fairness, from a financial point of view, to all of the shareholders of the cash consideration to be paid holders of common stock who are to be cashed-out as a result of the Going Private Merger. No limitations were imposed by the board upon Sheshunoff with respect to the investigations made or procedures followed in rendering the fairness opinion.

In connection with consulting with the board, Sheshunoff was specifically instructed to provide the board with a fair value appraisal of the common stock. Based on discussions with the Board of Directors, together with input from counsel, Sheshunoff determined that fair value as determined under Delaware law is the appropriate standard of value for the common stock. The concept of fair value is that price at which the aggregate ownership interest in a company would be transferred. This concept is based on the going-concern value for the aggregate entity: an acquisition by a larger entity is not considered as a certainty. The concept of fair value does not contemplate any discounts commonly associated with fair market value. Rather, it focuses on the aggregate value of the entity and the value per share is proportionate to the aggregate value. The concept of fair value differs from that of fair market value. As noted, the fair value is the proportionate interest in the aggregate value of the company. Fair market value is most often defined relative to the price a willing seller will accept from a willing buyer for the specific shares being valued, which may reflect a minority interest that is not marketable. Focusing on the specific shares allows for discounts for lack of control and lack of marketability. Thus, the fair value standard, commonly as defined by Delaware law, is applied as opposed to the fair market value standard, which is commonly applied for tax cases. Sheshunoff indicated that in determining the fair value, all usual and customary approaches used to value a closely held entity would be considered, including the asset approach, the income approach, and the market approach.

Although First Southern is a public company, the trading volume for its stock is not sufficient to provide a reasonable indication of fair value. Thus, the Sheshunoff valuation relies on traditionally accepted techniques to simulate market considerations in establishing the fair value of First Southern. These techniques were originally developed to conform to IRS Revenue Ruling 59-60 which establishes a general framework for valuing a closely-held business with additional guidance available from the extensive case law regarding valuations. Factors discussed in Ruling 59-60 include:

•	Prior sales of stock

•	Historical earnings record and earnings capacity

•	Nature of business

•	Dividends paid and/or dividend paying capacity

•	Tangible assets

•	Net worth

•	Price/earnings ratios for comparable companies

•	Marketability

Prevalent throughout the decisions related to Revenue Ruling 59-60 involving questions of value are the elements of informed judgement and reasonableness. Little credence is placed on valuation techniques that rely on a single factor and result in a value significantly different from those based on all other factors. These factors prescribed for consideration by the Internal Revenue Service are analyzed in detail and their impact on value are considered. The subject’s capacity for generating growth, income and dividends is emphasized. Qualitative and intangible factors are considered as they contribute to the subject’s underlying strength and, consequently, impact value. A branch of applied economics known as Modern Financial Theory is employed to derive the fair value for the Company. In addition, the American Society of Appraisers (“ASA”) advocates the use of three approaches for valuing a closely-held business: (1) assets, (2) income, and (3) market. Generally, liquidation of a bank is not possible given Federal regulations and starting a new bank is not cost effective if an existing institution is available. The Bank is valued as a going-concern, not assuming liquidation or replacement. Thus, no further consideration was given the asset approach. Values are derived using the income approach and the market approach. Various calculations are available for deriving a fair value estimate under each approach. The income approach measures value by calculating the present value of expected cash flows. Such a calculation could be based on either a discounted cash flow (“DCF”) model or a capitalization of current income. The market approach measures value by comparing the subject company to similar companies that are publicly-traded or have been recently acquired. An estimate of the appropriate price for the subject company can be determined using the pricing information from the comparable small bank holding companies.

As mentioned above, First Southern retained Sheshunoff to render its fairness opinion. Sheshunoff issued its fairness opinion on September 10, 2004, the date on which First Southern and Merger Corp. entered into the merger agreement. The analysis described in this proxy statement relates to Sheshunoff’s September 10, 2004 fairness opinion. Sheshunoff reissued its fairness opinion as of [Date of Proxy Statement], a copy of which is attached as Annex B. The original analysis described in this proxy statement apply to both the September 10, 2004 fairness opinion and the reissued opinion dated [Date of Proxy Statement]. The fairness opinion of Sheshunoff, dated as of [Proxy Mailing Date], which sets forth certain assumptions made, matters considered, and limits on the review undertaken by Sheshunoff, is attached as Annex B to this proxy statement. You are urged to read the fairness opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Sheshunoff, is qualified in its entirety by reference to the text of such fairness opinion. The fairness opinion is directed to the board only and is directed only to the financial terms of the buyback offer and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the meeting.

In arriving at its opinion, Sheshunoff reviewed and analyzed among other things, the following: (i) the Proxy Statement; (ii) the financial statements of First Southern and; (iii) certain other publicly available financial and other information concerning First Southern; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Sheshunoff’s inquiry; (v) the competitive and economic outlook for First Southern’s market area; (vi) the book value and financial condition of First Southern; (vii) the future earnings and dividend paying capacity of First Southern; (viii) previous sales of First Southern common stock; (ix) the Memorandum of Understanding with the FDIC and the Alabama State Banking Department and the Memorandum of Understanding with the Federal Reserve Bank of Atlanta, both in effect at the date of Sheshunoff’s opinion; and (x) the prevailing market prices for selected publicly-traded banking organizations and for the First Southern shares. Sheshunoff held discussions with senior management of First Southern concerning the past and current operations, financial condition and prospects.

In conducting its review and in arriving at its opinion, Sheshunoff relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Sheshunoff did not make or obtain any evaluations or appraisals of the properties of First Southern, nor did it examine any individual loan credit files. For purposes of the fairness opinion, Sheshunoff assumed that the Going Private Merger will have the accounting and legal effects described in the proxy statement and relied on the accuracy of the disclosures set forth in this proxy statement.

As more fully discussed below, Sheshunoff considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First Southern, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the consolidated financial statements for First Southern; and (ii) the assets and liabilities of First Southern, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Sheshunoff also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Sheshunoff’s opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

In connection with rendering its fairness opinion to the board, Sheshunoff performed certain financial analyses, which are summarized below. Sheshunoff believes that its analyses must be considered as a whole, and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Southern. Any estimates contained in Sheshunoff’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

Earnings projections for the Bank were provided to Sheshunoff by management for the years 2004 through 2008. The projection for 2004 represents the Bank’s approved budget for the year. The projections for 2005 through 2007 were derived from the Bank’s strategic plan for 2003 through 2007 prepared and approved by the Board in February 2003. The projections included in the strategic plan for 2005 through 2007 were adjusted for Sheshunoff to take into account the actual results for 2003 and the budget for 2004. The 2008 projection, which was not included in the strategic plan, assumed the same level of growth in total assets as the assumption for 2007 and a slightly higher return on assets. The Bank’s strategic plan has not been updated since February 2003. The projections are as follows:

Year	Asset Growth	Net Income
2004	11.26%	$224,000
2005	9.42%	748,000
2006	10.24%	498,000
2007	5.25%	686,000
2008	4.95%	737,000

The forecasts and projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

In order to determine the fairness of the cash consideration to be paid to certain of the shareholders pursuant to the Going Private Merger, Sheshunoff utilized the income approach and market value approach, as explained below. While the asset approach was considered, it was not utilized due to the inherent liquidation/replacement assumptions underlying this approach.

Income Approach. The income approach is an estimate of the present value of future cash flows to be generated by First Southern. Based on Sheshunoff’s observations of the rates of return typically desired by investors in community bank organizations, Sheshunoff believes that 12.0% is an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date and the conservative nature of the projections provided by management. Another method of valuing a stock is the capitalization of dividends approach. Because First Southern projected no dividend payments in the next five years, Sheshunoff determined that such an analysis was of limited usefulness.

By analyzing the present value of our earnings projections over five years, using a present value discount rate of 12.0% applied to the projection period together with the present value of our projected residual value at the end of the five-year projection period, Sheshunoff arrived at a present value of $6.1 million for the Bank and a ($0.55) value per share of First Southern common stock.

Market Approach. The Market Approach develops a value for a closely-held or thinly traded company using pricing multiples derived for similar companies that are publicly traded. These multiples are calculated from financial data reported by the publicly traded entities – earnings, equity, assets, and deposits – and applied to similar metrics for the company to be valued. The information relating to acquisitions of financial institutions and to those that are publicly traded is generally sufficient to develop reasonable comparisons, and it is presented in a standardized format. Pricing data can be found for institutions with assets in excess of $100 million and for institutions in a variety of markets across the country. For comparison purposes, this is helpful in selecting institutions with market attributes at least somewhat similar to those of the subject company. Such pricing data facilitates development of a more reliable value for closely held financial institutions than is generally possible for companies in most other industries.

Variations of the price-to-book multiple and the price-to-earnings multiples are commonly used in assessing the value of a financial institution. Both ratios, in effect, relate the subject’s expected future cash flows to some observable financial metric. However, the relative level of one financial measure affects the price measurement relative to the other. A financial institution with a high capitalization (common equity relative to total assets) will command a higher price-to-earnings ratio, all else being equal. Similarly, one with a high level of earnings will command a higher price-to-book. As a purely mathematical function, an unsustainable high level of earnings will reduce the price-to-earnings ratio and an unusually high capitalization will reduce the price-to-book ratio.

Beyond these simple observations there are many other factors, both qualitative and quantitative, that impact value and the resulting pricing multiples, such as management expertise, competitive environment, and potential growth. The reliability of the market approach depends on the comparability to the subject, adjustments made to the observed financial measures for any significant differences, and reconciliation of the applied pricing multiples. Unless the observed financial measures for the subject company correspond closely to the average or median level for the selected comparables, application of the average or median pricing multiples is not necessarily appropriate. Sheshunoff’s market value analysis, however, reflects the fact that (i) certain nonfinancial characteristics for the publicly-traded banking organizations may vary substantially from First Southern; and (ii) the average financial performance of publicly held banking organizations may vary, sometimes significantly, from those of First Southern.

Sheshunoff selected a group of publicly traded financial institutions as providing reasonable guideline multiples for valuing First Southern. These institutions represent alternative investments that a potential investor would consider when assessing the appropriate price for First Southern’s common stock. The group consisted of publicly traded financial institutions with total assets less than $300 million and located primarily in the southeast region of the United States. Based on the group selected, Sheshunoff relied on price to book multiples due to the low level of earnings of the Bank and the implied low value for the Company, which would not be meaningful.

Two book multiples are used in the valuation process: price-to-tangible-book and price-to-7%-tangible-book. The first is more closely related to the price-to-book multiple commonly used to discuss the pricing for financial institutions but it eliminates any distortion arising from goodwill balances that may be reflected in the observed capital measures. Federal regulators do not allow a financial institution to include intangible equity relating to goodwill to be used to meet its capital requirements.

The price-to-7%-tangible-book multiple eliminates potential distortions to the pricing multiple that arises when a financial institution is significantly overcapitalized, or undercapitalized. As discussed previously, a financial institution with higher capital will command a higher price, all else being equal.

This increases the price-to-earnings multiple but distorts the price-to-book multiple. The stock price and the book value are both adjusted for any variation from the 7% standard used here which effectively adjusts this pricing measure for significant differences in capitalization. The resulting values for the price-to-tangible-book multiple and the price-to-7%-tangible-book multiple are $10.4 million and $9.4 million, respectively, for the Bank and values per share of First Southern common stock of $2.36 and $1.69, respectively.

Sheshunoff also considered the trading values for First Southern’s common shares in its fairness analysis. Sheshunoff reviewed the volume of transactions. It obtained daily volumes for the period from October 27, 2003 through July 26, 2004 and compared the relative percentage of shares outstanding that were traded to the trading volume for other publicly-traded financial institutions. The trading volume in 2004 was significantly higher than in 2003. This increase is largely attributable to three dates: April 2, 2004 (7,000 shares), June 29, 2004 (7,600 shares) and July 13, 2004 (10,000 shares). On April 2, First Southern’s stock price hit its low point of $1.15 for the year, but the reported close was $1.25. On June 29, the price ranged up from $1.60 to where it closed at $1.70. On July 13, the price ranged down from $2.10 to where it closed at $2.00. The highest price for the stock reached $2.60 on July 2, 2004, but it closed at $1.85 for the day. The volume is minimal so as to not provide a reliable indication as to the fair value of First Southern’s common stock. The volatility in the price is also a function of the light volume of trades in that a small transaction can move the reported prices significantly.

After consideration of the values derived using the Income Approach and Market Approach, book value at year-end, $8.0 million, was determined to be a fair estimate of the value of the Bank. The $8.0 million aggregate value determined for First Southern Bank is not an average of the Market Approach and Income Approach. Rather than selecting the average, Sheshunoff’s opinion was that book value was a more appropriate indication of the value of First Southern Bank given its historical performance and management’s projections. Combining this value with the other assets and other liabilities of First Southern, the aggregate value of First Southern was estimated to be $1.1 million. Dividing by fully diluted shares outstanding, with dilution based on the treasury method assuming a $0.75 value per share, yields a value per share of $0.78. This would approximate First Southern’s fair value on a per share basis at the time of the proposed transaction.

Sheshunoff’s fairness opinion is for the benefit of both the shareholders being cashed out and the shareholders that would retain ownership in First Southern after the going private transaction. Given Sheshunoff’s valuation of First Southern’s common stock, at April 19, 2004 and updated on July 22, 2004, in which the fair value of the common stock was determined to be $0.75 per share, the Board’s consideration of a cash out price range of $1.30 - $1.50 represented a significant premium. Sheshunoff prepared a preliminary analysis to compare the present value of the potential cost savings from the going private transaction to the aggregate premium that was being considered. This analysis also considered the fact that many of the shareholders to be cashed out were also customers of First Southern Bank and the premium would assist the Company in retaining the shareholders as customers. Based on this analysis, Sheshunoff concluded, and communicated to the Board, that from the point of view of the shareholders that would not be cashed out, the potential cost savings from the going private transaction justified the premium being considered. Sheshunoff updated the preliminary analysis based on the annual, after-tax cost savings identified by the Company of approximately $95,000, or $0.06 per remaining outstanding common share and equivalent after the going private transaction. This updated analysis confirmed Sheshunoff’s initial conclusion that the total premium and cost of the transaction of $449,000, or $0.26 per remaining outstanding common share and equivalent, was justified from the point of view of the shareholders that would not be cashed out and would retain ownership in First Southern after the going private transaction.

Also considered was a proposal by management and the Board of Directors to issue additional shares of common stock at $1.50 per share before the buyback. There have been commitments made by directors to purchase a majority of the shares being considered. This is an indication that the value of $1.50 per share as set forth above is reasonable.

Upon First Southern’s receipt of the unsolicited, non-binding indication of interest, Sheshunoff discussed with management the possibility of analyzing the indication of interest received, but the Board selected Mercer Capital as the financial advisor on this matter because Mercer Capital was not involved in the Going Private Merger and the Board wanted the benefit of another advisor’s independent analysis of the indication of interest. After the Board reviewed the Mercer Capital analysis and decided not to pursue the indication of interest on August 16, 2004, Sheshunoff was asked by management to proceed with its analysis to complete the Going Private Merger. At this time, Sheshunoff requested copies of the indication of interest from the interested party and a copy of the analysis prepared by Mercer Capital. Although the Board did not engage Sheshunoff to analyze the indication of interest, Sheshunoff reviewed the indication of interest and Mercer Capital’s analysis because the indication of interest was a material factor bearing on the fairness of the Going Private Merger from a financial point-of-view. At that time, prior to receiving the requested materials, Sheshunoff obtained and reviewed publicly-available information on the interested party without the details from the indication of interest. Sheshunoff’s preliminary opinion based on the publicly-available information was that the proposed combination would not significantly improve the operating or financial viability of the two companies. Each company had business issues to address and theses issues would remain after the combination. The process required to complete the combination successfully would further complicate the existing business issues and potentially impair the ability to successfully address these issues. Without consideration of the purchase price, Sheshunoff’s preliminary opinion was that the operations and financial position of a newly-formed combined entity would not present a significant improvement over First Southern’s current operations and financial position. Sheshunoff reviewed the indication of interest and the analysis provided by Mercer Capital. The indication of interest was contingent on a due diligence review by the interested party and further negotiations. The stated purchase price for First Southern’s common stock was $2.25 per share, of which either all or two-thirds ($1.50) was to be paid in common stock of the interested party valued at “book value, currently $7.50 per share, existing as of the close of the fiscal quarter prior to closing (market value not to exceed book value by more then 25%).” The Mercer analysis stated that the interested party’s stock prices ranged from $7.30 to $8.75. Although the stated valuation of First Southern was $2.25 per share, the effective price was a function of the interested party’s stock price. In the transaction, First Southern’s shareholders would receive partial payment for their stock in cash but not gain liquidity for the balance since the interested party’s stock price was thinly traded. In addition, they would be losing control of the company. Sheshunoff did not consider the indication of interest from the interested party to be superior to the $1.50 per share value set in the going private transaction because the indication of interest was continent on due diligence and further negotiations, the liquidity of the shareholders’ investment would not improve significantly, the interested party’s ability to address the business issues facing the separate entities while successfully integrating the two operations would not be as strong as the ability of First Southern to address its issues independently, and First Southern’s shareholders would lose control of the company.

Both the Income and Market approaches, as discussed above and considered in concert, support the fairness of the $1.50 per share offer. Therefore, Sheshunoff is of the opinion that the cash consideration to be paid by First Southern to shareholders who are to be cashed-out as a result of the Going Private Merger is fair, from a financial point of view, to all shareholders of First Southern. You are encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is attached as Annex B to this proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS OF FIRST SOUTHERN AND MERGER CORP.

The directors and executive officers of First Southern and Merger Corp. are the same individuals. Information regarding these individuals follows:

James E. Bishop

Position: Director

Current Occupation: President and owner of automobile and truck dealership

Business Name and Address: Jim Bishop Chevrolet, Tuscumbia, Alabama

Occupation During Past Five Years: Same as current occupation

Robert Walker Position: Director Current Occupation: Shareholder in law firm
Business Name and Address:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC,
Memphis, Tennessee
Occupation During Past Five Years: Same as current occupation

J. Acker Rogers

Position: Chairman of the Board

Current Occupation: Owner and president of general insurance agency

Business Name and Address: Rogers, Carlton & Associates, Florence, Alabama

Occupation During Past Five Years: Same as current occupation

Steve McKinney

Position: Director

Current Occupation: President of fastener distribution company

Business Name and Address: Southern Fastening & Rental, Muscle Shoals, Alabama

Occupation During Past Five Years: Same as current position

B. Jack Johnson

Position: President, Chief Executive Officer and Director

Current Occupation: President of First Southern and First Southern Bank

Business Name and Address: First Southern Bank, Florence, Alabama

Occupation During Past Five Years:	President and Chief Executive Officer of Company and and First Southern Bank since April 2002; Executive Vice President and Senior Credit Officer of First Southern Bank from May 2001 to April 2002; Vice President of SunTrust Bank before May 2001.

S. Greg Beadle Position: Director

Current Occupation: President of electric supply company Business Name and Address: SBS Electric, Florence, Alabama Occupation During Past Five Years: Same as current occupation

Roderick V. Schlosser Position: Executive Vice President and Chief Financial Officer Current Occupation: Executive Vice President and Chief Financial Officer of First Southern and First Southern Bank
Business Name and Address: First Southern Bank, Florence, Alabama
Occupation During Past Five Years:	Executive Vice President and Chief Financial Officer of First Southern and First Southern Bank since July 2002; Chief Financial Officer of Heritage Bank, Decatur, Alabama from 2001 to 2002; Executive Vice President and Chief Financial Officer with Martin Industries, Florence, Alabama before 2001.

Dennis W. Morgan
Position: Executive Vice President
Current Occupation: Executive Vice President and Chief Lending Officer of First Southern Bank
Business Name and Address: First Southern Bank, Florence, Alabama
Occupation During Past Five Years:	Executive Vice President and Chief Lending Officer of First Southern Bank since April 2002; Senior Vice President of SunTrust Bank before 2002.

All of the above individuals are citizens of the United States. During the past five years, none of the above individuals was convicted in a criminal proceeding or was a party to any judicial or administrative proceeding (excluding traffic violations or similar misdemeanors) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

During the past two years the above individuals have purchased a total of 100,710 shares of First Southern common stock at purchase prices ranging from $1.30 to $2.00 per share. These purchases occurred during the quarters ended December 31, 2002 and June 30, 2003. The average purchase price of the shares purchased by the above individuals during the quarters ended December 31, 2002 and June 30, 2003 was $1.57 per share and $1.82 per share, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of [Voting Record Date], with respect to beneficial ownership of First Southern’s common stock by each of First Southern’s directors, each of First Southern’s executive officers, and all of such directors and executive officers as a group. To First Southern’s knowledge, no person beneficially owned more than 5% of First Southern’s common stock as of [Voting Record Date.]

A person may be considered to beneficially own any shares of stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name and Address	Shares of Common Stock Owned		Common Stock Equivalents		Percent of Common Stock and Common Stock Equivalents(1)
James E. Bishop 102 South Court Street Florence, Alabama 35630	70,913	(2)	44,833	(3)	8.8%

Robert Walker 6065 Wood Way Drive Memphis, Tennessee 38120	39,000		28,160	(4)	5.2

J. Acker Rogers 102 South Court Street Florence, Alabama 35630	33,960	(5)	18,259	(6)	4.1

Steve McKinney 102 South Court Street Florence, Alabama 35630	22,000	(7)	36,240	(8)	4.5

Dennis W. Morgan 102 South Court Street Florence, Alabama 35630	22,610		10,000	(9)	2.6

S. Greg Beadle 102 South Court Street Florence, Alabama 35630	17,340	(10)	16,969	(11)	2.7

B. Jack Johnson 102 South Court Street Florence, Alabama 35630	2,500		18,016	(12)	1.6

Roderick V. Schlosser 102 South Court Street Florence, Alabama 35630	—		10,000	(9)	*

All directors and executive officers as a group (8 persons)	208,323		182,477		27.0

*	Denotes an ownership interest of less than 1%.

(1)	Percentages with respect to each person or group of persons have been calculated based on 1,256,715 shares of Company common stock outstanding and entitled to vote as of [Voting Record Date] plus the number of shares of Company common stock which each person or group of persons has the right to acquire before October 31, 2004 by the exercise of stock options or the conversion of warrants assuming a conversion factor of one common share for one warrant.

(2)	Includes 2,705 shares of Company common stock owned by Mr. Bishop’s spouse.

(3)	Includes 10,249 shares of Company common stock that may be acquired pursuant to exercisable stock options and 34,584 shares of Company common stock that may be acquired pursuant to convertible warrants.

(4)	Includes 28,160 shares of Company common stock that may be acquired pursuant to convertible warrants, 4,200 of such warrants are owned by Mr. Walker’s spouse.

(5)	Includes 1,000 shares of Company common stock owned by Mr. Rogers’ spouse and 500 shares of Company common stock owned by Mr. Rogers’ daughter.

(6)	Represents 10,249 shares of Company common stock that may be acquired pursuant to exercisable stock options and 8,010 shares of Company common stock that may be acquired pursuant to convertible warrants, 784 of such warrants are owned by Mr. Rogers’ spouse.

(7)	Includes 20,000 shares of Company common stock owned by Southern Fastening Systems, Inc., of which Mr. McKinney is the president.

(8)	Represents 5,000 shares of Company common stock that may be acquired pursuant to exercisable stock options and 31,240 shares of Company common stock that may be acquired pursuant to convertible warrants, 13,440 of such warrants are owned by affiliated companies.

(9)	Represents shares of Company common stock that may be acquired pursuant to exercisable stock options.

(10)	Includes 1,150 shares of Company common stock owned by Mr. Beadle’s spouse and 1,050 shares of Company common stock held in trust for Mr. Beadle’s son.

(11)	Represents 5,000 shares of Company common stock that may be acquired pursuant to exercisable stock options and 12,434 shares of Company common stock that may be acquired pursuant to convertible warrants, 2,898 of such warrants are owned by an affiliated company.

(12)	Represents 12,500 shares of Company common stock that may be acquired pursuant to exercisable stock options and 5,516 shares of Company stock that may be acquired pursuant to convertible warrants.

INTENDED COMMON STOCK PURCHASES IN PRIVATE PLACEMENT OFFERING BY DIRECTORS AND EXECUTIVE OFFICERS OF FIRST SOUTHERN

First Southern intends to finance the Going Private Merger with the proceeds raised in a private placement offering. First Southern intends to offer for sale a minimum of 470,000 shares and up to a maximum of 550,000 shares of common stock at a price of $1.50 per share. The following table sets forth certain information regarding the currently intended purchases by First Southern’s directors and executive officers. None of these individuals have entered into a binding commitment to purchase such shares.

Name	Number of Shares	Dollar Amount	Percent of Common Stock and Common Stock Equivalents Outstanding After Offering(1)
James E. Bishop	100,000	$150,000	14.9%
Robert Walker	100,000	150,000	11.7
Steve McKinney	100,000	150,000	11.0
S. Greg Beadle	50,000	75,000	5.9
Dennis W. Morgan	50,000	75,000	5.8
J. Acker Rogers	15,000	22,500	4.7

	415,000	$622,500	49.8%

(1)	Based on percent of common stock and common stock equivalents outstanding as of [Voting Record Date] as set forth under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” assuming the minimum offering of 470,000 shares.

CERTAIN TRANSACTIONS

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made pursuant to programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. First Southern Bank, therefore, is prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under programs generally available to all employees, and First Southern Bank has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of loans and lines of credit extended by First Southern Bank to its executive officers and directors and their affiliates was approximately $719,000 at December 31, 2003.

J. Acker Rogers, Chairman of the Board of both First Southern and First Southern Bank, is part owner of the insurance firm of Rogers, Carlton & Associates, Inc., from which First Southern Bank has purchased insurance for the past several years. Rogers, Carlton & Associates, Inc. received approximately $86,000 from First Southern Bank during the fiscal year ended December 31, 2003.

Robert Walker, director of both First Southern and First Southern Bank, is a shareholder in the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C, which provided legal services to both the Company and the Bank during fiscal year ended December 31, 2003. The fees that First Southern and First Southern Bank paid to the firm were approximately $44,000 for the fiscal year ended December 31, 2003.

PROPOSAL ONE

APPROVAL OF THE MERGER AGREEMENT

SUMMARY

First Southern and Merger Corp. entered into the merger agreement on September 10, 2004. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger agreement is approved by First Southern’s stockholders, holders of less than 2,000 shares of First Southern common stock will receive a cash payment of $1.50 per share and other holders of common stock will continue to hold their shares of First Southern common stock after the Going Private Merger. The merger agreement requires the approval of the holders of at least a majority of the shares of First Southern’s common stock entitled to vote at the Special Meeting.

REASONS FOR THE GOING PRIVATE MERGER

Our primary reason for the Going Private Merger is that, after the Going Private Merger, the shares of common stock of First Southern will be deregistered under the Exchange Act. An additional reason for the Going Private Merger is to decrease the expense and burden associated with the high number of stockholders holding relatively small positions in our stock. First Southern’s board of directors and management are of the view that the recurring expense and burden of maintaining such stockholder accounts coupled with the costs and administrative and regulatory burden associated with maintaining registration of First Southern’s common stock under Section 12 of the Exchange Act is not cost efficient. Finally, First Southern believes that there is a very limited market for the shares of First Southern’s common stock, especially for sales of large blocks of such shares, and that First Southern’s stockholders derive little benefit from First Southern’s status as a publicly-held corporation.

THE PARTIES

•	First Southern is a Delaware corporation and registered bank holding company.

•	Merger Corp. is a recently-formed Delaware corporation organized solely to facilitate the Going Private Merger.

•	The principal executive offices of both First Southern and Merger Corp. are located at 102 South Court Street, Florence, Alabama 35630.

•	The telephone number for both First Southern and Merger Corp. is (256) 764-7131.

•	The executive officers and directors of First Southern and Merger Corp. are the same individuals. See “EXECUTIVE OFFICERS AND DIRECTORS OF FIRST SOUTHERN AND MERGER CORP.”

During the past five years, neither First Southern nor Merger Corp., nor any of their executive officers and directors, was convicted in a criminal proceeding nor a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

EFFECT OF THE GOING PRIVATE MERGER PROPOSAL ON FIRST SOUTHERN STOCKHOLDERS

STOCKHOLDERS WITH FEWER THAN 2,000 SHARES OF COMMON STOCK

If the Going Private Merger Proposal is implemented and you are a cashed-out common stock holder (i.e., a stockholder holding fewer than 2,000 shares of First Southern common stock as of the effective time of the Going Private Merger):

•	You will receive cash equal to $1.50 for each share you hold, unless you perfect appraisal rights.

•	After the Going Private Merger, you will have no further interest in First Southern with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in the assets, earnings, or profits, if any, of First Southern. Your only right will be to receive cash for these shares.

•	You will likely not have to pay any service charges or brokerage commissions in connection with the Going Private Merger. However, if you own your shares through a brokerage account, your broker may charge a brokerage fee in connection with the Going Private Merger.

•	All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the Going Private Merger.

•	You will receive a transmittal letter from First Southern as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to First Southern for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by First Southern, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

STOCKHOLDERS WITH 2,000 OR MORE SHARES OF COMMON STOCK

If you hold 2,000 or more shares of First Southern’s common stock as of the effective time of the Going Private Merger, you will continue to hold your shares of First Southern common stock after the Going Private Merger, unless you perfect appraisal rights.

EFFECT OF THE GOING PRIVATE MERGER PROPOSAL ON FIRST SOUTHERN

First Southern will deregister its shares of common stock under the Exchange Act immediately after the Effective Time of the Going Private Merger. You should read the discussion under “SPECIAL

FACTORS RELATED TO THE GOING PRIVATE MERGER—The Effects of the Going Private Merger–Being a Private Company” for more information regarding the effect of the Going Private Merger on the registration of First Southern’s shares under the Exchange Act.

The Going Private Merger Proposal, if approved and effected, will reduce significantly the number of First Southern stockholders and affect the number of outstanding shares. You should read the discussion under “SPECIAL FACTORS RELATED TO THE GOING PRIVATE MERGER—The Effects of the Going Private Merger—Reduction in the Number of Stockholders and the Number of Outstanding Shares” for more information regarding the reduction in the number of First Southern’s stockholders that would result from the Going Private Merger.

First Southern has no current plans to issue shares of its common stock, except in the private placement offering to finance the cashing-out of the common stock and the expenses associated with the Going Private Merger and pursuant to First Southern’s existing stock option plan and warrants, but First Southern reserves the right to do so at any time and from time to time at such prices and on such terms as First Southern’s Board determines to be in the best interests of First Southern and its then stockholders.

First Southern does not know the total number of shares that will be purchased and the total cash to be paid by First Southern in the Going Private Merger. Based on its stockholder records, First Southern believes that approximately 332,000 shares of common stock will be cashed out by First Southern. The actual amounts will depend on the number of cashed-out stockholders as of the effective time of the Going Private Merger, which may vary from the number of such stockholders currently.

EXCHANGE AND PAYMENT PROCEDURES

Soon after the Going Private Merger becomes effective, First Southern will mail to each stockholder who may be entitled to a cash payment pursuant to the Going Private Merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash, as applicable. Upon surrender to First Southern of valid share certificates and properly completed letters of transmittal, along with such other documents as First Southern may reasonably require, cashed-out holders of common stock will be entitled to receive $1.50 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the Going Private Merger. No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by First Southern. Service charges payable in the event of a lost certificate will be borne by the stockholder.

If you will continue to hold your shares of First Southern common stock after the Going Private Merger, you should not surrender your shares upon the consummation of the Going Private Merger. However, once First Southern has deregistered its shares of common stock under the Exchange Act, and completed the merger pursuant to which it shall reincorporate as an Alabama corporation, holders of common stock of First Southern will receive a transmittal letter to surrender their share certificate(s). The holders of shares of common stock entitled to shares of common stock of Alabama Corp. will receive new stock certificates which will bear a restrictive legend. See also “ Proposal Two – Approval of Reincorporation Agreement – Exchange Procedures.”

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM FIRST SOUTHERN. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE GOING PRIVATE MERGER IS COMPLETED.

APPRAISAL RIGHTS

Under Delaware law, if holders of First Southern common stock do not wish to accept the cash payment or the share certificates provided for in the merger agreement with respect to the Going Private Merger, such holders have the right to demand an appraisal of the fair value of such shares conducted by the Delaware Court of Chancery. FIRST SOUTHERN STOCKHOLDERS WHO ELECT TO RECEIVE APPRAISAL RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ORDER TO PERFECT THEIR RIGHTS. FIRST SOUTHERN WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a First Southern stockholder in order to dissent from the Going Private Merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C of this proxy statement. Section 262 requires that First Southern notify stockholders not less than twenty days before the special meeting to vote on the approval and adoption of the merger agreement that appraisal rights will be available to stockholders. A copy of Section 262 must be included with such notice. This proxy statement constitutes First Southern’s notice to its stockholders of the availability of appraisal rights in connection with the Going Private Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•	You must deliver to First Southern a written demand for appraisal of your shares of First Southern before , 2004, which is the date the vote on the approval of the merger agreement will be initially taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the proposal to approve the merger agreement. Voting against or failing to vote for the proposal to approve the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the approval of the merger agreement. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the approval of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•

You must continuously hold your shares of First Southern through the effective date of the Going Private Merger. If you fail to comply with any of these conditions and the Going Private Merger is completed, you will be entitled to receive the cash payment or retain your shares of First Southern as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of First Southern stock. All demands for appraisal should be addressed to Jenny Mitchell, Secretary, First Southern Bancshares, 102 South Court Street, Florence, Alabama 35630 before the vote on the approval of the merger agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of First Southern stock. The demand must reasonably inform First Southern of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

•	TO BE EFFECTIVE, A DEMAND FOR APPRAISAL BY A HOLDER OF FIRST SOUTHERN STOCK MUST BE MADE BY OR IN THE NAME OF SUCH REGISTERED STOCKHOLDER, FULLY AND CORRECTLY, AS THE STOCKHOLDER’S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASES, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner. If you hold your shares of First Southern stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

•

Within ten days after the effective date of the Going Private Merger, First Southern must give written notice that the Going Private Merger has become effective to each stockholder of First Southern who has properly filed a written demand for appraisal and who did not vote in favor of the approval of the merger agreement. Within 120 days after the effective date, either First Southern or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. First Southern does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of First Southern stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to First Southern, First Southern will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. After determination of the stockholders entitled to appraisal of their shares of First Southern stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Going Private Merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

•	In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement with respect to the Going Private Merger. Costs of the appraisal proceeding may be imposed upon First Southern and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the Going Private Merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date before the effective date; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her First Southern stock or the retention of shares of common stock of First Southern pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Going Private Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date. In view of the complexity of Section 262, First Southern stockholders who may wish to dissent from the Going Private Merger and pursue appraisal rights should consult their legal advisors.

INTERESTS OF OFFICERS AND DIRECTORS IN THE GOING PRIVATE MERGER

We refer you to the information under the heading “Security Ownership of Certain Beneficial Owners and Management” for information regarding our officers and directors and their stock ownership in First Southern. As a result of the Going Private Merger and the intent of certain directors to subscribe for up to 415,000 shares of common stock in the private placement offering, First Southern expects that (a) the percentage of beneficial ownership of common stock of First Southern (including the effect of fully vested and exercisable common stock warrants and stock options) held by current officers and directors of as a group will be [48.4%] compared to [27.0%] before the effective time of the Going Private Merger and completion of the private placement offering of common stock to finance it, based on their equity holdings as of [Voting Record Date], (b) the collective book value as of September 30, 2004, of the shares of First Southern common stock held by First Southern’s officers and directors, as a group (including the effect of fully vested and exercisable common stock warrants and stock options), would increase from $294,000 on a historical basis to approximately $581,000 on a pro forma basis, and (c) the collective pro rata interest of First Southern’s officers and directors, as a group, in the net loss of First Southern for the year ended December 31, 2003, would decrease from approximately ($0.02) per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options and common stock warrants as of the record date) to a pro rata interest of approximately $0.00 per share on a pro forma basis (based on the number of shares First Southern anticipates such officers and directors to beneficially own including the effect of fully vested and exercisable stock options and common stock warrants immediately after the Going Private Merger). For a description of the assumptions First Southern used in determining the numbers of shares and related percentages that First Southern expects to be held by current officers and directors immediately after the Going Private Merger, please see footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

REGULATORY REQUIREMENTS FOR THE GOING PRIVATE MERGER

In connection with the Going Private Merger and deregistration of First Southern’s common stock under the Exchange Act, First Southern will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•	approval from the Federal Reserve Bank of Atlanta for First Southern to complete a private placement offering of its shares of common stock to finance the cashing-out of the First Southern common stock;

•	a director who will own more than 10% of the voting shares of First Southern as a result of the Going Private Merger must receive approval from the Federal Reserve Bank of Atlanta to purchase such shares as a condition to the effectuation of the Going Private Merger;

•	filing of articles of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger agreement by First Southern’s stockholders;

•	complying with federal and state securities laws, including First Southern’s filing, before the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission; and

•	filing a Form 15 with the Securities and Exchange Commission to deregister the shares of common stock of First Southern after the effective time of the Going Private Merger.

As of the date of this proxy statement, First Southern has received the approval from the Federal Reserve Bank of Atlanta to complete the private placement offering of its shares of common stock to finance the cashing-out of the First Southern common stock in the going private transaction. James E. Bishop, a director who after the completion of the private placement offering and the going private transaction will own more than 10% of the outstanding shares of common stock of First Southern and be its largest shareholder, has received approval from the Federal Reserve Bank of Atlanta to purchase shares in the private placement offering.

THE MERGER AGREEMENT

This section is a summary of the material terms of the merger agreement with respect to the Going Private Merger, a copy of which is attached as Annex A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related annexes before deciding how to vote at the Special Meeting.

The Going Private Merger

Merger Corp. was formed to effectuate the Going Private Merger. According to the terms of the merger agreement, First Southern will be merged with Merger Corp., with First Southern surviving. The merger will occur following the approval of the merger agreement by the First Southern stockholders and the satisfaction of other conditions to the Going Private Merger.

Conversion of Shares in the Going Private Merger

The merger agreement provides that, at the effective time of the Going Private Merger (the “Effective Time”) and subject to the exercise of appraisal rights: (a) all outstanding shares of First Southern stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 2,000 shares of First Southern stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $1.50 per share; provided, however, that First Southern may presume that all Street Shares are held by Holders holding fewer than 2,000 shares immediately before the Effective Time unless First Southern or a beneficial owner of Street Shares is able to demonstrate to First Southern’s satisfaction that such shares are held beneficially by a Holder holding 2,000 or more shares immediately before the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; (b) all outstanding shares of First Southern common stock other than those described in (a), shall remain outstanding and held by the same holders; and (c) the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

For purposes of the merger agreement:

•	the term “Record Shares” means shares of First Southern stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of First Southern;

•	the term “Street Shares” means shares of First Southern stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

•	the term “Holder” means a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of record stockholders of First Southern, and b) any other person or persons who would be deemed to be a “Holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that First Southern (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

•	resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately before the effective time of the Going Private Merger. All such determinations by First Southern shall be final and binding on all parties, and no person or entity shall have any recourse against First Southern or any other person or entity with respect to such determinations.

For purposes of the above provisions, First Southern may in its sole discretion, but shall not have any obligation to do so,

•	presume that any shares of First Southern common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that First Southern determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, and custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

•	Securities held by two or more persons as co-owners shall be included as held by one person.

•	Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

•	Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; provided however, that the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

•	If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners of such securities.

Exchange of Certificates

The merger agreement provides that promptly after the effective time of the Going Private Merger, First Southern will mail to each holder of a stock certificate for First Southern shares immediately before the effective time, other than shares as to which appraisal rights have been perfected, a letter of transmittal. The letter of transmittal shall contain a certification as to the number of shares of common stock held and such other matters as First Southern may determine. It shall specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of the stock certificates to First

Southern and instructions to effect the surrender of the stock certificates in exchange for the applicable merger consideration, if any, payable with respect to such stock certificates.

Upon surrender of a common stock certificate for cancellation to First Southern, together with the duly completed letter of transmittal, certifying that the holder of the stock certificate holds fewer than 2,000 shares of common stock, and such other customary documents as may be required by First Southern, the holder of such stock certificate shall be entitled to receive in exchange therefor a cash payment of $1.50 per share payable with respect to the shares formerly represented by such common stock certificate and the common stock certificate so surrendered shall be canceled.

Stockholders who will continue to hold shares of common stock of First Southern after the effective time of the Going Private Merger, will continue to hold such certificates until the Reincorporation Merger is completed. At that time, First Southern, as an Alabama corporation, will send a letter of transmittal to its stockholders with instructions to exchange their certificates for shares of common stock of First Southern for restricted shares of First Southern, as an Alabama corporation, which shall bear an appropriate legend to indicate that such shares are not registered under the Securities Act.

Timing of Closing

If the merger agreement is approved by the First Southern stockholders, the Going Private Merger closing will take place as soon as practicable after the Special Meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the Going Private Merger closes, articles of merger will be filed with the Secretary of State of the State of Delaware. The Going Private Merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware.

Directors and Officers

The merger agreement provides that the directors and officers of First Southern, immediately before the effective time of the Going Private Merger, shall be the directors and officers of First Southern, as the surviving corporation, immediately after the Going Private Merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the Certificate of Incorporation and Bylaws of First Southern in effect immediately before the effective time of the Going Private Merger shall be the Certificate of Incorporation and Bylaws of First Southern as the surviving corporation, immediately after the Going Private Merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by First Southern and Merger Corp. regarding various matters, including representations as to the enforceability of the merger agreement.

Conditions to the Completion of the Going Private Merger

The obligations of First Southern and Merger Corp. to complete the Going Private Merger are subject to the satisfaction or waiver of all of the following conditions, among others:

•	approval of the merger agreement by the holders of at least a majority of the shares entitled to vote at the Special Meeting;

•	that no litigation is pending regarding the Going Private Merger; and

•	successful completion of a private placement offering of a minimum of 470,000 shares of common stock.

Termination of Merger Agreement

The merger agreement may be terminated by the Board of Directors of either First Southern or Merger Corp. at any time before the effective time of the Going Private Merger.

The Board of Directors believes that the Going Private Merger is in the best interests of First Southern and its stockholders and recommends a vote “FOR” approval of the Going Private Merger.

PROPOSAL TWO - APPROVAL OF REINCORPORATION AGREEMENT

The Board of Directors has determined that it is in the best interests of First Southern for it to reincorporate under the laws of the State of Alabama. The Board of Directors has approved the Reincorporation, which will be accomplished by merging First Southern with and into Alabama Corp., a newly formed Alabama subsidiary. In connection with the Reincorporation Alabama Corp. will change its name to “First Southern Bancshares, Inc.”

Once the common stock of First Southern is deregistered under the Exchange Act, it will not be a public company. As such, some of the features of Delaware corporate law which are attractive to public companies are not as necessary for a privately held company. Moreover, as the principal offices and business of First Southern are located in the State of Alabama there are anticipated to be cost savings associated with being incorporated in the State of Alabama on a tax basis and otherwise.

First Southern expects to save approximately $5,000 annually on state franchise tax fees by reincorporating in Alabama. Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a nominal fee to a maximum of $150,000, based on an equation consisting of the number of shares authorized and the net assets of the corporation. First Southern is subject to an annual fee of approximately $5,000.

For these reasons, the Board determined that it was in the best interests of First Southern to reincorporate to the State of Alabama.

REINCORPORATION AGREEMENT

First Southern will be merged with and into Alabama Corp. pursuant to the terms of the proposed Reincorporation Agreement, a copy of which is attached as Annex D to this proxy statement. Upon the completion of the Reincorporation Merger, the owner of each outstanding share of the common stock of First Southern will automatically own one share of common stock of Alabama Corp.

The articles of incorporation and bylaws of Alabama Corp. will be the articles of incorporation and bylaws of the surviving corporation, except that in connection with the Reincorporation Merger such articles of incorporation shall be amended to change the name of Alabama Corp. to “First Southern Bancshares, Inc.” Alabama Corp.’s articles of incorporation and bylaws are attached hereto as Exhibits A and B to Annex D. The discussion contained in this proxy statement is qualified in its entirety by reference to Annex D and its Exhibits A and B.

The Board has retained for itself the absolute authority to reject (and not implement) the Reincorporation Merger (even after approval by stockholders) if it determines subsequently that the Reincorporation Merger is not then in the best interests of First Southern and its stockholders. Such a determination by the Board would likely arise in the context of the occurrence of an event that would have a material adverse effect on the financial condition or results of operations of First Southern. The Board does not anticipate the occurrence of any such event.

EFFECT OF REINCORPORATION MERGER

The Reincorporation Merger will effect a change in the legal domicile of First Southern and other changes of a legal nature, the most significant of which are described below. The Reincorporation Merger will not result in any change in the business, management, location of First Southern’s principal executive offices, assets, liabilities, net worth or accounting practices.

After the Reincorporation, the officers and directors of First Southern shall be the officers and directors of Alabama Corp. The stock options for shares of common stock of First Southern and the warrants for shares of common stock of First Southern will be assumed by Alabama Corp. and will be exercisable for shares of common stock of Alabama Corp.

APPRAISAL RIGHTS

The Reincorporation Merger will not give rise to any appraisal or dissenters’ rights.

REGULATORY APPROVALS FOR THE REINCORPORATION

In connection with the Reincorporation, First Southern will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•	waiver of applications/notice with each of the Federal Reserve Board and the Superintendent of Banking of the State of Alabama in order for Alabama Corp. to be the bank holding company for First Southern Bank, an Alabama chartered bank;

•	filing of articles of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger agreement by First Southern’s stockholders; and

•	filing of articles of merger with the Secretary of State of the State of Alabama in accordance with the Alabama Business Corporation Act after the approval of the merger agreement by First Southern’s stockholders.

DESCRIPTION OF COMMON STOCK OF ALABAMA CORP.

The Articles of Incorporation of Alabama Corp. authorize the issuance of 6,500,000 shares of capital stock, of which 6,000,000 shares are common stock, $.01 par value per share, and 500,000 shares are to be shares of serial preferred stock, $.01 par value per share. Each share of common stock of Alabama Corp. shall have the same relative rights as and be identical in all respects with all the other shares of common stock of Alabama Corp.

Voting Power

The holders of common stock of Alabama Corp. shall exclusively possess all voting power. Each holder of shares of common stock of Alabama Corp. shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. However, record holders of voting stock that is beneficially owned, directly or indirectly, by a person beneficially owning in excess of 10% of Alabama Corp.’s voting shares will not have any voting rights with respect to the shares held in excess of the 10% limit unless the acquisition of shares causing the 10% limit to be exceeded is pre-approved by a two-thirds vote of the members of Alabama Corp.’s board of directors who are unaffiliated with the acquiring stockholder.

Dividends

Dividends may be paid on the common stock of Alabama Corp. out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors. Upon consummation of the reincorporation, Alabama Corp. will be subject to the same Memorandum of Understanding to which First Southern is currently subject, and the ability of Alabama Corp. to pay dividends will be subject to prior written approval of the Federal Reserve Bank of Atlanta.

Liquidation or Dissolution

In the event of any liquidation, dissolution or winding up of the Alabama Corp. after there shall have been paid to or set aside for the holders of any class having preferences over the common stock of Alabama Corp. in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock of Alabama Corp., and of any class or series of stock entitled to participate with the holders of common stock, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of Alabama Corp., to receive the remaining assets of Alabama Corp. available for distribution, in cash or in kind.

COMPARISON OF COMMON STOCK OF FIRST SOUTHERN AND ALABAMA CORP.

The rights of stockholders of First Southern are currently governed by First Southern’s Certificate of Incorporation, as amended, and Bylaws and the Delaware General Corporation Law. Alabama Corp. will be governed by its Articles of Incorporation and Bylaws and be subject to the Alabama Business

Corporation Act. The following is a summary comparison of the rights of shareholders of Alabama Corp., to the rights of stockholders of First Southern as a Delaware corporation.

Voting Rights

Under both Alabama and Delaware law, a quorum necessary to in order to transact business at a meeting of stockholders consists of the presence, in person or by proxy, of a majority of shares entitled to be cast on a matter. Each outstanding share is entitled to one vote on each matter voted on at a shareholders’ meeting, except for the election of directors.

Under Alabama law, directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which quorum is present when the vote is taken, unless otherwise provided in a corporation’s articles of incorporation. The Articles of Incorporation of Alabama Corp. provide that directors are elected by a plurality of votes. This is consistent with Delaware law and the current Certificate of Incorporation of First Southern. Under both Alabama law and Delaware law, shareholders do not have the right to cumulate their votes for directors. And, under each of the Certificate of Incorporation of First Southern and the Articles of Incorporation of Alabama Corp., record holders of voting stock that is beneficially owned, directly or indirectly, by a person beneficially owning in excess of 10% of all voting shares will not have any voting rights with respect to the shares held in excess of the 10% limit unless the acquisition of shares causing the 10% limit to be exceeded is pre-approved by a two-thirds vote of the members of such entities board of directors who are unaffiliated with the acquiring stockholder.

Required Vote for Authorization of Certain Actions

Under Alabama law, with certain exceptions, a merger, share exchange, sale of all or substantially all of the corporation’s assets or similar transaction must be approved by a vote of 2/3 of the votes entitled to be cast. The exceptions to the voting requirements for mergers are similar to the exceptions under Delaware law.

Delaware law generally requires that a merger or sale of assets be approved by a majority of the shares outstanding and entitled to vote, except in transactions involving an amendment to the certificate of incorporation where it would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of a class, or alter or change the powers, preferences or special rights of a class to affect them adversely. A stockholder vote of a surviving corporation in a merger is not required (unless the certificate of incorporation requires it) if (a) the merger agreement does not amend the existing Certificate of Incorporation, (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligation convertible into such stock are to be issued or delivered under the merger plan, or the treasury shares of common stock of the surviving corporation to be issued or delivered under the merger plan plus those initially issuable upon conversion of any other shares, securities or obligations does not exceed 20% of common stock of such constituent corporation outstanding immediately before the effective date of the merger.

Business Combinations with Interested Persons

Under Alabama law, any business combination with an interested shareholder (which is generally defined as a person who owns beneficially 10% or more of the corporation’s outstanding voting stock) must receive the affirmative vote of 66 2/3% of the outstanding voting stock of the corporation regardless of whether the acquiror is an interested shareholder. Alabama law does not offer as protective a measure as Delaware law, but the Articles of Incorporation of Alabama Corp. have the same business combination provision as the current Certificate of Incorporation, as amended, of First Southern. This provision provides that a business combination requires the affirmative vote of 80% of outstanding shares eligible to vote, unless the business combination has been approved in advance by the board of directors, in which case the required vote is a majority of the outstanding shares eligible to vote.

Section 203 of the Delaware General Corporation Law prohibits certain merger, consolidations, sales of assets and other transactions with an interested stockholder (generally a stockholder or group that owns 15% or more of outstanding voting stock of a corporation) for three years following the date the stockholder became an interested stockholder. Exceptions to this Section 203 prohibition are: (i) the business combination or transaction in which the stockholder becomes an interested stockholder was approved by the corporation’s board of directors before the stockholder becoming an interested stockholder; (ii) the business combination is with an interested stockholder in a transaction where he acquired 85% of the corporation’s voting stock, excluding shares held by directors who are also officers and certain employee stock plans; or (iii) the business combination was approved by the corporation’s board of directors and authorized at a meeting by the affirmative vote of at least 66 2/3% of outstanding voting stock not held by the interested stockholder. Section 203 applies only to Delaware corporations that have a class of voting stock listed on a national securities exchange, NASDAQ, or held by more than 2,000 stockholders.

First Southern’s Certificate of Incorporation, as amended, also sets forth a procedure for stockholder approval of business combinations. In this Article, the required vote is 80% and a majority of shares not including those held by a Related Person. The ownership threshold for a Related Person is set at 10% beneficial interest of the corporation’s stock.

Dividends

Under Alabama law, a corporation may not make any distribution (including dividends and repurchases) if, after making such distributions, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

Under Delaware law, a corporation may declare and pay dividends out of a surplus, or if there is none, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. A corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Appraisal Rights

Under the Alabama Business Corporation Act, dissenters are generally afforded the right of appraisal with respect to a merger, share exchange, sale of all or substantially all of a corporation’s assets and, to the extent the articles of incorporation provide, certain amendments to the articles of incorporation that materially and adversely affect stockholders rights. They may then receive fair market value for their shares. In order to make sure the appraisal right is not waived, the dissenter must deliver to the corporation, before the vote, written notice of the intent to be a dissenter and demand payment and must not vote in favor of the reincorporation.

Under Delaware law, dissenters are generally afforded the right of appraisal with respect to stock of a corporation in a merger or consolidation. Delaware, however, does not afford dissenters’ rights of appraisal with respect to (a) sale of assets, (b) stock of a corporation surviving a merger if no vote of the stockholders is required to approve the merger under the circumstances set forth above in the section entitled “Required Vote for Authorization of Certain Actions” or (c) stock of a corporation in a merger or consolidation if the stock is (i) listed on a national securities exchange or designated as a national market system security or (ii) widely held, by more than 2,000 stockholders. This is provided that the holders of stock described in (c)(i) or (c)(ii) will be entitled to dissenters rights if such holders are required to accept for shares anything except stock in the surviving corporation or stock in any other corporation listed on a national securities exchange, designated as a national market system security, or widely held.

Shareholders’ Meetings

Under Alabama law, in the case of an annual or special meeting, the corporation must deliver notice of the meeting no fewer than 10 days and no more than 60 days before the meeting date to each shareholder of record entitled to vote. The record date for shareholders entitled to vote shall not be more than 70 days before the date of the meeting. The board of directors or holders of 10% of a company’s outstanding shares of capital stock may call special meetings. The only business that may be transacted is that which is described in the required meeting notice. The meeting notice must include a statement of the purpose or purposes of the meeting. If not otherwise specified, the record date for a special meeting shall be the date the first shareholder signs the demand.

Under Delaware law, the written notice of any meeting shall be given no fewer than 10 days and no more than 60 days before the meeting to each stockholder of record entitled to vote. The record date for stockholders entitled to vote at any meeting shall not be more than 60 or less than 10 days before the date of the meeting. Special meetings may be called by the board of directors or by such persons authorized by the certificate of incorporation or bylaws. The necessary notice shall include a statement of the purpose or purposes of the meeting. The Articles of Incorporation of First Southern provides that only the Board of Directors, or an authorized committee of the Board of Directors, may call a special meeting.

Action by Shareholders Without a Meeting

Under the Articles of Incorporation of Alabama Corp. and the Certificate of Incorporation of First Southern, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Board of Directors

Under Alabama law, a board must be made up of one or more directors, as specified in or fixed in accordance with the articles of incorporation or the bylaws. If there are nine or more directors, the directors may be broken into classes, in equal a number as possible, of two or three groups. Approximately one-half or one-third of the directors would then be elected at each annual meeting. If a board of directors has the power to fix or change the number of directors, the board may increase or decrease by 30% or less the number of directors last approved by the shareholders, but only the stockholders may increase or decrease by more than 30% the number of directors last approved by the shareholders. If a vacancy occurs on the board of directors the shareholders may fill the vacancy, or the board may fill the vacancy but may only fill vacancies resulting from an increase in the number of directors if a corporation’s articles of incorporation permit the board to do so. If the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy, if it is one that the directors are authorized to fill, by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders. The term of a director elected to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. The shareholders may remove a director with or without cause, unless the articles of incorporation state that it may only be for cause. The director may be removed if the votes shareholders cast in favor of removal exceed the votes cast against it. A director may only be removed by shareholders at a meeting called for the purpose of removing him or her. Alabama provides a statutory mechanism for removing directors by judicial proceedings. A court may remove a director if it finds that the director (i) engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and (ii) removal is in the best interest of the corporation. A corporation or shareholders holding 10% or more of the outstanding shares may commence such a proceeding.

Currently, the board of directors of First Southern as a Delaware corporation consists of six (6) members and shall be divided into three classes as nearly equal in number as possible. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise, shall be filled as the bylaws provide. In the absence of such provision, the board of directors or other governing body shall fill the vacancy. If a director is elected to fill a vacancy, the director would serve a term that expires upon the next election of the class for which the director was chosen. Any director, or the entire board, may be removed with or without cause, by holders of a majority of the shares entitled to vote, except: (1) Unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause; or (2) In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Limitation of Personal Liability of Directors

Under Alabama law, if a corporation’s articles of incorporation so provide, the liability of a director to the corporation or its shareholders for money damages for any actions taken, or any failure to take action, as a director, may be eliminated or limited, except liability for (a) the amount of financial benefit received by a director to which such director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) an intentional violation of criminal law, or (e) a breach of the director’s duty of loyalty to the corporation or its shareholders.

The Certificate of Incorporation, as amended, of First Southern as a Delaware corporation provides that its directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to First Southern or its stockholders, (ii) for acts or omission not made in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

Indemnification

Under Alabama law, indemnification is required when a director or officer has successfully defended an action, on the merits or otherwise, when he or she was a party because he or she is a director or officer. Indemnification against expenses reasonably incurred, provided there is a determination by a majority vote of disinterested directors or a committee thereof, by independent legal counsel, or by a majority vote of a quorum of shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. The corporation may obtain indemnity insurance.

The Certificate of Incorporation, as amended, of First Southern, as a Delaware corporation, provides that indemnification is required to the extent any present or former director or officer has been successful, on the merits or otherwise, in defense of an action where such person was party by reason that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such. In regard to indemnification of expenses incurred, it is the same as Alabama. The corporation may obtain indemnity insurance.

Amendment of the Charter and Bylaws

Under the Articles of Incorporation of Alabama Corp. and the Certificate of Incorporation, as amended, of First Southern, amendments to such charter require the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock with respect to amendments addressing most articles.

Pursuant to the Articles of Incorporation of Alabama Corp. and the Certificate of Incorporation, as amended, of First Southern and their Bylaws, the board of directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws by a two-thirds vote or by vote of holders of not less than 80% of the capital stock of the corporation cast at a meeting called for such purpose.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

Summarized below are the material federal income tax consequences to First Southern and its stockholders resulting from the Reincorporation. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to stockholders who received First Southern common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. For federal income tax purposes, it is intended that First Southern will not recognize gain or loss for federal or state income tax purposes as a result of the Reincorporation.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS OF THE REINCORPORATION

You will not recognize any gain or loss in the Reincorporation and you will have the same adjusted tax basis and holding period in your Alabama Corp. common stock as you had in your First Southern common stock before the Reincorporation.

EXCHANGE OF SHARE CERTIFICATE IN THE REINCORPORATION

Once the Reincorporation is completed, holders of common stock of First Southern will receive a transmittal letter to surrender their share certificate(s) and the holders of shares of common stock entitled to shares of common stock of Alabama Corp. will receive new stock certificates. These new shares certificates will be affixed with a restrictive legend to the effect that such shares have not been registered with the SEC and may not be transferred without such registration or in reliance on an exemption from such registration.

The Board of Directors believes that the Reincorporation of First Southern from Delaware to Alabama is in the best interests of First Southern and its stockholders and recommends a vote “FOR” approval of the Reincorporation.

OTHER MATTERS

Management of First Southern knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Copies of these reports, proxy and information statements and other information can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding First Southern, including the reports, proxy and information statements and other information incorporated by reference herein as more fully described below.

First Southern and Merger Corp. have filed a Schedule 13E-3 under the Exchange Act in connection with the merger. You may inspect and copy the Schedule 13E-3 at any of the SEC locations. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect and copy the Schedule 13E-3 at any of the SEC locations.

ADDITIONAL DOCUMENTS AND OTHER INFORMATION

INCORPORATED BY REFERENCE

The rules and regulations of the SEC allow First Southern to incorporate into this document by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by First Southern by referring you to another report, proxy or information statement or other information filed separately by First Southern with the SEC. The reports, proxy and information statements and other information incorporated into this document by reference are deemed to be part of this document, except for any information superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the reports listed below, which First Southern has previously filed with the SEC. The following reports filed with the SEC contain information about First Southern and its financial condition, results of operations and business that are important to you, and we encourage you to read them carefully in connection with your review of this document.

•	Annual Report on Form 10-KSB for the year ended December 31, 2003, including the audited consolidated financial statements;

•	Quarterly Report on Form 10-QSB for the period ended March 31, 2004;

•	Quarterly Report on Form 10-QSB for the period ended June 30, 2004; and

•	Quarterly Report on Form 10-QSB for the period ended September 30, 2004.

YOU MAY HAVE BEEN SENT SOME OF THE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY FIRST SOUTHERN, BUT YOU CAN ALSO OBTAIN ANY OF THEM THROUGH THE SEC AT THE LOCATIONS DESCRIBED ABOVE, OR THROUGH FIRST SOUTHERN AT THE ADDRESS BELOW. FIRST SOUTHERN WILL PROVIDE TO YOU, WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF ANY WRITTEN OR ORAL REQUEST BY YOU, A COPY OF ANY REPORT, PROXY OR INFORMATION STATEMENT OR OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY FIRST SOUTHERN. YOU SHOULD DIRECT YOUR REQUEST TO THE FOLLOWING ADDRESS:

FIRST SOUTHERN BANCSHARES, INC.

102 South Court Street

Florence, Alabama 35630

Attn: Jenny Mitchell, Corporate Secretary

By Order of the Board of Directors

Jenny Mitchell
Corporate Secretary

Dated:                     , 2004

ANNEX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger effective as of September 10, 2004 (this “Agreement”), is entered into by and between First Southern Bancshares, Inc., a Delaware corporation (the “Company”), and First Southern Merger Corp., a Delaware corporation (the “Merger Corp.”).

WITNESSETH

WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware having its principal office at 102 South Court Street, Florence, Alabama, with authorized capital stock consisting of 4,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which 1,256,715 shares are issued and outstanding, 250,000 shares of Series A Preferred Stock, $0.01 par value per share (the “Preferred A Stock”), of which 27,273 shares are issued and outstanding, and 56,000 shares of Series B Preferred Stock, $0.01 par value per share (the “Preferred B Stock”), of which no shares are issued and outstanding;

WHEREAS, there are issued and outstanding options to acquire 117,498 shares of Common Stock granted under the Company’s 1996 Stock Option Plan (the “Options”) and warrants to acquire 234,912 shares of Common Stock (the “Warrants”);

WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware having its principal office at 102 South Court Street, Florence, Alabama, with authorized capital stock consisting of 1,000 shares of common stock, $0.01 par value per share (the “Merger Corp. Stock”), of which 100 shares are issued and outstanding; and

WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MERGER

1.01. GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the “Surviving

Corporation” whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02. NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be “First Southern Bancshares, Inc.” The Certificate of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain as the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03. RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. At the Effective Time, the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately before the Effective Time.

1.04. LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

1.05. DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06. ADOPTION. Unless contrary to the laws of the State of Delaware or the United States of America or other applicable laws, all corporate acts, plans, policies, applications,

agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

ARTICLE II

TERMS OF THE MERGER

2.01. GENERAL. The manner of exchanging and converting the issued and outstanding shares of Common Stock, Preferred A Stock and Merger Corp. Stock and of treating the Options and Warrants shall be as hereinafter provided in this Article II.

2.02. CONVERSION AND CANCELLATION OF COMMON STOCK AND PREFERRED A STOCK; TREATMENT OF OPTIONS AND WARRANTS. At the Effective Time,

(a) all outstanding shares of Common Stock (other than shares of Common Stock, the holders of which exercise and perfect appraisal rights as set forth in Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 2,000 shares of Common Stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $1.50 per share of Common Stock (the “Common Stock Merger Consideration”); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 2,000 shares of Common Stock immediately before the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company’s satisfaction that such shares are held beneficially by a Holder holding 2,000 or more shares of Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b) all outstanding shares of Common Stock other than those described in paragraph (a) as being converted into the right to receive the Common Stock Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(c) all outstanding shares of Preferred A Stock (other than shares of Preferred A Stock, the holders of which exercise and perfect appraisal rights as set forth in Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $27.25 per share of Preferred A Stock (the “Preferred A Stock Merger Consideration”);

(d) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled; and

(e) the outstanding Options and Warrants shall, without any action on the part of the holders thereof, remain outstanding without any change in their respective terms and conditions.

In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time 2,000 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Common Stock Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Common Stock Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record or beneficially, immediately before the Effective Time fewer than 2,000 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof:

(1) the term “Record Shares” shall mean shares of Common Stock or Preferred A Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2) the term “Street Shares” shall mean shares of Common Stock or Preferred A Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3) the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock or Preferred A Stock such person holds beneficially in street name were held of record by such person or persons; and

(4) the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Common Stock Merger Consideration and any shares of Preferred A Stock that are converted into the right to receive the Preferred A Stock Merger Consideration, in each case pursuant to this Section 2.02.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Common Stock or of Preferred A Stock held by any Holder immediately before the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock or Preferred A Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock or Preferred A Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock or Preferred A Stock held by such Holder.

2.03. EXCHANGE OF CERTIFICATES.

(a) PAYMENT PROCEDURE. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately before the Effective Time evidenced outstanding shares of Common Stock or Preferred A Stock that appear, based on information available to the Company, may have been converted into the right to receive the Common Stock Merger Consideration or the Preferred A Stock Merger Consideration, as applicable (other than shares as to which rights of dissent have been perfected as provided in Section 2.04) (“Certificates”), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Common Stock Merger Consideration, if any, or the Preferred A Stock Merger Consideration, as applicable, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Common Stock Merger Consideration or the Preferred A Stock Merger Consideration, as applicable, payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If there is a transfer of ownership of shares of Common Stock or

Preferred A Stock which is not registered in the share transfer records of the Company, the Common Stock Merger Consideration, if any, or Preferred A Stock Merger Consideration, as applicable, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b) ABANDONED PROPERTY LAWS. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.04. APPRAISAL RIGHTS OF SHAREHOLDERS. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Section 262 of the Delaware General Business Corporation Act.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

3.01. ORGANIZATION. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

3.02. GOVERNMENTAL AUTHORIZATIONS. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

3.03. NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Common Stock or the Preferred A Stock.

3.04. NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

3.05. APPROVAL OF AGREEMENT. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

3.06. CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Common Stock, Preferred A Stock and Preferred B Stock. All of the issued and outstanding shares of Common Stock and Preferred A Stock are validly issued, fully paid, non-assessable and not issued in violation of the preemptive rights of any shareholder. There are no shares of Preferred B Stock issued and outstanding. In addition, the outstanding Options and Warrants are validly issued.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

4.01. ORGANIZATION. Merger Corp. is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

4.02. CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which 100 shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

4.03. SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

4.04. APPROVAL OF AGREEMENT. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

6.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

6.03. SHAREHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Common Stock and Preferred A Stock, voting together as a single class, and by the holders of not less than a majority of the outstanding shares of Merger Corp. Stock.

ARTICLE VII

EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

ARTICLE VIII

CLOSING DATE; EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of the State of Delaware, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of the State of Delaware.

ARTICLE IX

AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto before the Closing Date.

ARTICLE X

TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time before the Effective Time. If this Agreement is terminated, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

ARTICLE XI

NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company or Merger Corp., at:

102 South Court Street

Florence, Alabama 35630

Attention: B. Jack Johnson, President

ARTICLE XII

MISCELLANEOUS

12.01. FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02. SEVERABILITY. If any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03. CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04. GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

12.05. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.06. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.07. GOVERNING LAW. This Agreement has shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof or of any other state.

12.08. COURT COSTS AND ATTORNEYS’ FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

12.09. INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.10. WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

12.11. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

FIRST SOUTHERN BANCSHARES, INC.

By:	/s/ B. Jack Johnson
Title:	President and Chief Executive Officer

ATTEST:

/s/ Jenny Mitchell
Jenny Mitchell
Corporate Secretary

FIRST SOUTHERN MERGER CORP. (In organization)

By:	/s/ B. Jack Johnson
Title:	President and Chief Executive Officer

ATTEST:

/s/ Jenny Mitchell
Jenny Mitchell
Corporate Secretary

First Southern Bancshares, Inc.

October     , 2004

ANNEX B

October     , 2004

CONFIDENTIAL

Board of Directors

First Southern Bancshares, Inc.

102 South Court Street

Florence, AL 35630

Dear Members of the Board:

You requested that we update written opinion as of September 10, 2004 as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of First Southern Bancshares, Inc. (the “Company”) of the Merger Consideration, as defined below, to be paid to certain holders of its common stock as a part of a subsidiary merger for the purpose of effecting a going private transaction (the “Going Private Merger”). Pursuant to an Agreement and Plan of Merger dated September 10, 2004 (the “Merger Agreement”), the Corporation has agreed to exchange $1.50 for each outstanding share of First Southern Bancshares, Inc. common stock.

Sheshunoff is regularly engaged in the valuation of securities in connection with restructurings, mergers, acquisitions, private placements, and valuations for estate, corporate and other business purposes. In connection with our opinion, the following procedures were undertaken:

1.	reviewed the Agreement and Plan of Merger;

2.	evaluated the financial performance and financial position of the Company based on its annual, audited consolidated financial statements for the five year period ended December 31, 2003 and separate, unaudited year-to-date financial statements for First Southern Bank and the parent Company for the period ended June 30, 2004;

3.	conducted conversations with executive management of the Company regarding recent and projected financial performance for First Southern Bank;

First Southern Bancshares, Inc.

October     , 2004

4.	compared First Southern Bank’s operating results with those of other banks and bank holding companies in the southeast region that trade publicly;

5.	compared the pricing multiples implied by the Merger Consideration to those publicly traded multiples;

6.	calculated the present values of the cash flows expected to be generated by First Southern Bank;

7.	reviewed the Memorandum of Understanding from the FDIC and State Banking Department of Alabama and the Memorandum of Understanding with the Federal Reserve Bank of Atlanta, both in effect at the time of the execution of the Agreement and Plan of Merger;

8.	reviewed the unsolicited, non-binding, written indication of interest, dated August 6, 2004, received by the Company from an unaffiliated bank holding company with respect to the acquisition of the Company;

9.	conducted analysis of the public stock of the Company, in particular its trading volume over the past two years;

10.	held detailed discussions with the Board of Directors of the Company regarding the public market price of the stock and plans to issue new shares at the stated Merger Consideration; and

11.	performed such other analyses as we deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by the Company for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of the Company or First Southern Bank, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

First Southern Bancshares, Inc.

October     , 2004

Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to all shareholders of the Company. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to whether or not to vote for or against the Going Private Merger. It is understood that this letter is for the benefit the Company’s Board of Directors and for use in the proxy materials to be prepared in connection with this transaction and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by shareholders of the Company. pursuant to the Agreement and Plan of Merger is fair to all shareholders of the Company from a financial point of view.

Sincerely,

ALEX SHESHUNOFF & CO.
INVESTMENT BANKING, LP

ANNEX C

APPRAISAL RIGHTS STATUTE

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

REINCORPORATION AGREEMENT

BETWEEN

F.S. ALABAMA CORP.

AND

FIRST SOUTHERN BANCSHARES, INC.

This Reincorporation Agreement (this “Agreement”) is entered into this 10th day of September 2004, by and between F. S. Alabama Corp., an Alabama corporation (the “Surviving Corporation”), and First Southern Bancshares, Inc., a Delaware corporation (“First Southern”). The Surviving Corporation and First Southern Bancshares, Inc. are sometimes referred to jointly as the “Constituent Corporations.”

RECITALS

A. Each of the Constituent Corporations is a corporation organized and existing under the laws of its respective state of incorporation as indicated in the first paragraph of this Agreement.

B. The directors of each of the Constituent Corporations have deemed it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that First Southern be merged into the Surviving Corporation pursuant to the provisions of the Alabama Business Corporation Act and the Delaware General Corporation Law (the “Merger”).

AGREEMENT

NOW, THEREFORE, in accordance with the laws of the states of Alabama and Delaware, the Constituent Corporations agree that, subject to the following terms and conditions, (i) First Southern shall be merged into the Surviving Corporation, (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Alabama, and (iii) the terms of the Merger, and the mode of carrying them into effect, shall be as follows:

1.	ARTICLES OF SURVIVING CORPORATION; NAME OF SURVIVING CORPORATION

The Articles of Incorporation of the Surviving Corporation as in effect prior to the Effective Time of the Merger, the form of which are attached hereto as Exhibit A, shall constitute the “Articles of Incorporation” of the Surviving Corporation, except that from and after the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows:

“The name of the Corporation is First Southern Bancshares, Inc.”

2.	APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

Pursuant to Section 252(d) of the Delaware General Corporation Law, the Surviving Corporation irrevocably appoints the Delaware Secretary of State to accept service of process in any proceeding to enforce against the Surviving Corporation any obligation of any Constituent Corporation as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger. The Delaware Secretary of State shall mail a copy of such process to First Southern Bancshares, Inc., 102 South Court Street, Florence, Alabama 35630.

3.	CONVERSION OF SHARES, OPTIONS AND WARRANTS

3.1. FIRST SOUTHERN SHARES. At the Effective Time of the Merger, each outstanding share of the common stock of First Southern shall automatically convert to one share of common stock of the Surviving Corporation.

3.2. EXCHANGE OF CERTIFICATES.

(a)	After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of common stock of First Southern upon receipt of a transmittal letter from the Surviving Corporation, surrender the same for cancellation to Registrar and Transfer Company (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation, into which surrender shares were converted, as herein provided. Until so surrendered, each outstanding certificate representing shares of First Southern shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s common stock into which such shares of common stock were converted in the Merger.

(b)	The registered owner on the books and records of the Surviving Corporation of any outstanding certificate shall, until such certificate shall have been surrender for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting or other rights with respect to an receive dividends and other distributions, if any, upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate.

(c)	Each certificate representing common stock of the Surviving Corporation issued in the Merger shall bear the following restrictive legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE AND SUCH REGISTRATION IS NOT CONTEMPLATED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED IN WHOLE OR ON PART IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT EXEMPTION FROM REGISTRATION IS AVAILABLE.

3.3. SURVIVING CORPORATION SHARES. At the Effective Time of the Merger, each outstanding share of the common stock of the Surviving Corporation shall be automatically canceled and returned to the status of authorized but unissued shares.

3.4. FIRST SOUTHERN OPTIONS AND WARRANTS. At the Effective Time of the Merger, each outstanding option and warrant to acquire shares of the common stock of First Southern shall automatically convert into an option or warrant to acquire shares of common stock of the Surviving Corporation on a one-for-one basis and without any change in their respective terms and conditions.

4.	BYLAWS

The Bylaws of the Surviving Corporation, the form of which are attached hereto as Exhibit B, shall be the governing Bylaws of the Surviving Corporation from and after the Effective Time of the Merger.

5.	EFFECT OF THE MERGER

The effect of the Merger shall be as provided by the applicable provisions of the laws of Alabama and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: the separate existence of First Southern shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Constituent Corporations; all obligations belonging to or due either of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place. If at any time after the Effective Time of the Merger the Surviving Corporation shall consider it to be advisable that any further conveyances, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Constituent Corporations or otherwise to carry out the provisions of this Agreement, the proper directors and officers of the Constituent Corporation last in office shall execute and deliver, upon the Surviving Corporation’s request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things necessary or proper to vest, perfect or confirm title to such property, rights, privileges, powers and title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

6.	EFFECTIVE TIME OF THE MERGER

As used in this Agreement, the “Effective Time of the Merger” shall mean the time at which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Certificates or Articles of Merger have been duly filed by the Constituent Corporations in the office of the Alabama Secretary of State pursuant to Section 16-28-11.05 of the Alabama Business Corporation Act and the Office of the Delaware Secretary of State pursuant to Section 252 of the Delaware General Corporation Law or at such time thereafter as is provided in such Certificates or Articles of Merger.

7.	TERMINATION

This Agreement may be terminated and the Merger abandoned by mutual consent of the directors of the Constituent Corporations at any time before the Effective Time of the Merger.

8.	NO THIRD-PARTY BENEFICIARIES

Except as otherwise specifically provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

*    *    *

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Reincorporation Agreement to be executed as of the date first above written.

F.S. ALABAMA CORP.
(In organization)

By:	/s/ B. Jack Johnson
B. Jack Johnson
President and Chief Executive Officer

ATTEST:	/s/ Jenny Mitchell
Jenny Mitchell
Corporate Secretary

FIRST SOUTHERN BANCSHARES, INC.

By:	/s/ B. Jack Johnson
B. Jack Johnson
President and Chief Executive Officer

ATTEST:	/s/ Jenny Mitchell
Jenny Mitchell
Corporate Secretary

ARTICLES OF INCORPORATION

OF

F.S. ALABAMA CORP.

ARTICLE I

Name

The name of the corporation is F.S. Alabama Corp. (herein the “Corporation”).

ARTICLE II

Registered Office

The address of the Corporation’s registered office in the State of Alabama is 102 South Court Street, Florence, Alabama 35630. The name of the Corporation’s registered agent at such address is B. Jack Johnson.

ARTICLE III

Powers

The purpose for which the Corporation is organized is to act as a bank holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the laws of the State of Alabama. It is the purpose and intent of this Article III to invest the Corporation with the broadest purposes, objects and powers lawfully permitted a corporation formed under the Alabama Business Corporation Act (the “ABCA”).

The Corporation shall have the power to carry on any and all respects, ordinary or extraordinary, of any lawful business and to enter into and carry out any transaction, ordinary or extraordinary, permitted by law, having and exercising in connection therewith all powers given to corporations by the laws of the State of Alabama.

ARTICLE IV

Term

The Corporation is to have perpetual existence.

ARTICLE V

Incorporator

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

B. Jack Johnson	102 South Court Street
Florence, Alabama 35630

ARTICLE VI

Initial Directors

The number of directors constituting the initial board of directors of the Corporation is six, and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified:

Name	Address

Robert Walker	102 South Court Street
Florence, Alabama 35630

Steve McKinney	102 South Court Street
Florence, Alabama 35630

B. Jack Johnson	102 South Court Street
Florence, Alabama 35630

S. Greg Beadle	102 South Court Street
Florence, Alabama 35630

J. Acker Rogers	102 South Court Street
Florence, Alabama 35630

James E. Bishop	102 South Court Street
Florence, Alabama 35630

ARTICLE VII

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 6,500,000, of which 6,000,000 are to be shares of common stock, $.01 par value per share, and of which 500,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of stockholders except as otherwise provided in this Article VII or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. Common Stock. Except as provided in these Articles, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

B. Serial Preferred Stock. Except as provided in these Articles, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

1. the distinctive serial designation and the number of shares constituting such series;

2. the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

3. the voting powers, full or limited, if any, of the shares of such series;

4. whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

5. the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

6. whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

8. the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

9. whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

ARTICLE VIII

Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE IX

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

ARTICLE X

Meetings of Stockholders; Voting and Cumulative Voting

A. Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B. Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the Bylaws of the Corporation, include the power and authority to call such meetings, or by holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting in the manner specified in Sections 10-2B-7.02(a)(2) and 7.02(a)(3) of the ABCA, but such special meetings may not be called by any other person or persons.

C. Directors shall be elected by a plurality of the votes of the shares present, in person or by proxy, at a meeting entitled to vote in the election of directors and a majority of those votes cast by shareholders at a lawful meeting shall be sufficient to pass on any other transaction or matter.

D. There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation.

E. Meetings of shareholders may be held at such place as the Bylaws may provide.

ARTICLE XI

Notice for Nominations and Proposals

A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than thirty-one days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to nominations for election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominees, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (iv) such other information as would be required by the Corporation, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (v) as to the shareholder giving such notice (a) his, her or its name and address as they appear on the Corporation’s books, and (y) the class and number of shares of the Corporation which are beneficially owned by such shareholder. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

B. Each such notice given by a shareholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the

Corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

C. The Chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

ARTICLE XII

Directors

A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than five nor more than 25 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the Bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

B. Classified Board. In the event that the board of directors is comprised of a minimum of nine (9) directors, the board of directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of Article XII.A., should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes II or III as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class III; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class II and the other in Class III. At the first annual meeting of shareholders, directors in Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of shareholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. At the third annual meeting of shareholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his or her successor shall have been duly elected and shall have qualified unless his or her position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article XI. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

ARTICLE XIII

Removal of Directors

Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE XIV

Acquisition of Capital Stock

A. Prohibition. If, at any time after the effective date of the merger between the Corporation and First Southern Bancshares, Inc., a Delaware corporation and predecessor to the Corporation, any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the continuing directors, then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph B on any matter requiring their vote or consent. With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this paragraph B, the record holders in the aggregate shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the Corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of voting stock of the Corporation beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented by the shares of voting stock of the Corporation and whose denominator is the total number of votes represented by the shares of voting stock of the Corporation that are beneficially owned by such acquiring person. A person who is a record owner of shares of voting stock of the Corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph A by virtue of such shares being so beneficially owned by any of such acquiring persons.

B. Definitions. The term “person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the Corporation. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term “group acting in concert” includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the Corporation’s outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term “beneficial ownership” shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of filing of this Certificate. The term “continuing director” shall mean any member of the board of directors of the Corporation who is unaffiliated with the person acquiring shares and was a member of the board prior to the time that such person was acquiring such shares and any successor of a continuing director who is unaffiliated with such person acquiring shares and is recommended to succeed a continuing director by a majority of continuing directors then on the Board.

C. Exclusion for Employee Benefit Plans, Directors, Officers, Employees and Certain Proxies. The restrictions contained in this Article XIV shall not apply to (i) any proxy granted to one or more Continuing Directors, as defined in Article XV, by a stockholder of the Corporation or (ii) any employee benefit plans of the Corporation. In addition, the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries, the directors of subsidiaries of the Corporation, the employee benefit plans of the Corporation and its subsidiaries, entities organized or established by the Corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership or voting stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a subsidiary thereof or by virtue of the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries and the directors of subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article XIV should any such person or group become a beneficial owner of more than 10% of any class or equity security of the Corporation.

D. Determinations. A majority of the Continuing Directors, as defined in Article XV of this Certificate shall have the power to construe and apply the provisions of the Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other definition or operative provision of this Article XIV to the given facts or (d) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

ARTICLE XV

Approval of Certain Business Combinations

The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

A. (1) Except as otherwise expressly provided in this Article XV, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

(a) any merger or consolidation of the Corporation with or into a Related Person;

(b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

(c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

(d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

(e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

(f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

(g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

(h) any agreement, contract or other arrangement providing for any of the transactions described in this Article.

(2) Such affirmative vote shall be required notwithstanding any other provision of these Articles, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

(3) The term “Business Combination” as used in this Article XV shall mean any transaction which is referred to in any one or more of subparagraphs A(1)(a) through (h) above.

B. The provisions of paragraph A shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of this Certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C. For the purposes of this Article XV the following definitions apply:

(1) The term “Related Person” shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its “affiliates” (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), “beneficially owns” (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any “affiliate” (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed “beneficially owned” by such Related Person.

(2) The term “Substantial Part” shall mean more than 25% of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

(3) The term “Continuing Director” shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(4) The term “Continuing Director Quorum” shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

ARTICLE XVI

Evaluation of Business Combinations

In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination (as defined in Article XV) or a tender or exchange offer, the board of directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

ARTICLE XVII

Indemnification

A. Actions Against Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation in which such person was adjudged liable to the Corporation or any proceeding in which such person is adjudged liable on the basis of receipt of improper personal benefit), by reason of the fact that he or she is or was a director or officer of the Corporation (including, without limitation, conduct with respect to an employee benefit plan), or is or was serving at the request of the Corporation as a director, officer or partner of another corporation, partnership, joint venture, trust or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and incurred by him in connection with such claim, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or, if not acting in his or her official capacity, not opposed to the best interests of the Corporation (or of the participants or beneficiaries of an employee benefit plan, in the case of conduct with respect to such a plan), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, as the case may be, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

B. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or partner of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or, if not acting in his or her official capacity, not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable to the

Corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

C. Successful Defense. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections (A) or (B) of this Article XVII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against reasonable expenses (including attorneys’ fees) incurred by him in connection therewith, notwithstanding that he or she has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

D. Determination of Indemnification. Any indemnification under Subsections (A) or (B) of this Article XVII (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or partner is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Subsections (A) or (B) of this Article XVII. Such determination shall be made (A) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to such claim, action, suit or proceeding, or its said committee referred to in this section or (B) if such quorum is not obtainable, by a majority vote of a committee duly designated by the directors (with participation in such designation permitted by directors who are parties) consisting solely of two or more directors not at the time parties thereto, or (C) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by special legal counsel selected in accordance with the ABCA, or (D) by the shareholders except that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares remaining entitled to vote on the determination (that is after the exclusion of the said shares not entitled to be so voted thereon) constitutes a quorum for the purposes of taking shareholder action under this Article XVII.

E. Advanced Expenses. Expenses (including attorneys’ fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in Subsection (D) of this Article XVII upon (A) receipt of a written affirmation by the director or officer seeking the advance of a good faith belief that he or she has met the standard of conduct required under this Article XVII, (B) receipt of an undertaking as an unlimited general obligation (without the necessity of security and without reference to financial ability to make repayment) by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article XVII and (C) a determination (made by the person or persons and in the manner specified in Subsection (D) of this Article XVII) that the facts then known to those making said determination would not preclude indemnification under this Article XVII.

F. Non-Exclusiveness. The indemnification authorized by this Article XVII shall not be deemed exclusive of and shall be in addition to any other right (whether created prior or subsequent to the adoption of these Articles of Incorporation) to which those indemnified may be entitled under any statute, rule of law, provisions of Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or partner and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article XVII does not and shall not be deemed to limit or restrict the authority and power of the Corporation to pay or reimburse expenses incurred by such person in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent therein.

G. Insurance. The Corporation shall have power to purchase and maintain insurance or furnish similar protection (including, but not limited to, trust funds, self-insurance reserves, or the like) on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XVII.

ARTICLE XVIII

Personal Liability of Directors’

A. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for liability for (i) the amount of a financial benefit received by a Director to which he or she is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of ss. 10-2B-8.33 of the ABCA, (iv) an intentional violation of criminal law, or (v) a breach of the director’s duty of loyalty to the Corporation or its shareholders. If the ABCA is amended after these Articles of Incorporation are filed to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended.

B. Any repeal or modification of the foregoing Paragraph (A) by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of that repeal or modification.

ARTICLE XIX

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a two-thirds vote of the board. Notwithstanding any other provision of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE XX

Amendment of Certificate of Incorporation

The Corporation reserves the rights to repeal, alter, amend or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and this Article XX may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

* * * * *

[Signature page follows]

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Alabama Business Corporations Act, do make these Articles, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of                      2004.

B. Jack Johnson, Incorporator

BYLAWS

OF

F. S. ALABAMA CORP.

ARTICLE I

Home Office

The home office of F. S. Alabama Corp. (herein the “Corporation”) shall be at 102 South Court Street in the State of Alabama. The Corporation may also have offices at such other places within or without the State of Alabama as the board of directors shall from time to time determine.

ARTICLE II

Shareholders

SECTION 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the Corporation or at such other place within or without the State in which the home office of the Corporation is located as the board of directors may determine and as designated in the notice of such meeting.

SECTION 2. Annual Meeting. A meeting of the shareholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the board of directors may determine.

SECTION 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called at any time by the majority of the board of directors, by a committee of the board of directors, or by holders of at least 10% of the Corporation’s stock entitled to vote on a proposal in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the rules and procedures established by the board of directors. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

SECTION 5. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed by the secretary or the officer performing his or her duties, not less than ten days nor more than sixty days before the meeting to each shareholder of record entitled to vote at such meeting, unless the laws or Constitution of the State of Alabama, as the same may be amended from time to time, requires a different notice period. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his, her or its address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, with postage thereon prepaid. If a shareholder be present at a meeting, or in writing waive notice thereof before or after the meeting, notice of the meeting to such shareholder shall be unnecessary. When any shareholders’ meeting, either annual or special, is adjourned for thirty days, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.

SECTION 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than seventy days, and in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date or the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting in which case the Board shall set a new record date for such adjourned meeting.

SECTION 7. Voting Lists. The officer or agent, having charge of the stock transfer books for shares of the Corporation, shall make a complete record of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. This record shall be kept on file at the principal office of the Corporation, and shall be subject to inspection by any shareholder, upon written demand, for any purpose germane to the meeting at any time during usual business hours beginning two business days after notice of the meeting of shareholders is given for which the list was prepared and continuing through the meeting. Such record shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder for any purpose germane to the meeting during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of shareholders.

SECTION 8. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

SECTION 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the stockholder or by his or her duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.

SECTION 10. Voting. At each election for directors every shareholder entitled to vote at such election shall be entitled to one vote for each share of stock held by such shareholder. Unless otherwise provided in the Articles of Incorporation, by the Alabama Business Corporation Act or by these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or by proxy at a meeting entitled to vote in the election of directors and a majority of those votes cast by shareholders at a lawful meeting shall be sufficient to pass on any other transaction or matter. In the election of directors, no shareholder shall have the right of cumulative voting of shares unless the Articles of Incorporation so provide.

SECTION 11. Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the shareholders of the Corporation any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

SECTION 12. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

SECTION 13. Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the board of directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

SECTION 14. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least twenty days prior to the date of the annual meeting. Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 15. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Corporation in accordance with the provisions of the Corporation’s Articles of Incorporation. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as provided in the Corporation’s Certificate of Incorporation.

ARTICLE III

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of its board of directors. The board of directors shall annually elect a president from among its members and may also elect a chairman of the board from among its members. The board of directors shall designate, when present, either the chairman of the board or the president to preside at its meetings.

SECTION 2. Number, Term and Election. The number of directors shall be fixed by resolution of the board of directors adopted from time to time. The board of directors may increase the number of members of the board of directors but in no event shall the number of directors be increased in excess of twenty-five.

In the event that there are a minimum of nine directors, the board shall be divided into three classes as nearly equal in number as possible and shall be classified in accordance with the provisions of the Corporation’s Certificate of Incorporation. The members of each class shall be elected for a term of three years and until their successors are elected or qualified.

SECTION 3. Qualification. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the Corporation.

SECTION 4. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

SECTION 5. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board or the president, or by one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place in the State of Alabama as the place for holding any special meeting of the board of directors called by such persons.

Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person and directors shall receive compensation for participation in meetings by conference telephone.

SECTION 6. Notice. Written notice of any special meeting shall be given to each director at least two days previous thereto delivered personally or by telegram or at least five days previous thereto delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

SECTION 7. Quorum. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

SECTION 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by these Bylaws, the Articles of Incorporation, or the laws of Alabama.

SECTION 9. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors and included in the minutes or filed with the corporate records reflecting the action taken.

SECTION 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman of the board or the board of directors. Unless otherwise specified herein such resignation shall take effect upon receipt thereof by the chairman of the board or the president.

SECTION 11. Vacancies. Any vacancy occurring in the board of directors shall be filled in accordance with the provisions of the Corporation’s Articles of Incorporation. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office. The term of such director shall be in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 12. Removal of Directors. Any director or the entire board of directors may be removed only in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 13. Compensation. Directors, as such, may receive a stated fee for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance or attendance by means of conference telephone at committee meetings as the board of directors may determine. Nothing herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

SECTION 14. Presumption of Assent. A director of the Corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who votes in favor of such action.

SECTION 15. Advisory Directors. The board of directors may by resolution appoint advisory directors to the board, and shall have such authority and receive such compensation and reimbursement as the board of directors shall provide. Advisory director or directors emeriti shall not have the authority to participate by vote in the transaction of business.

ARTICLE IV

Committees of the Board of Directors

The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of one or more directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

The board of directors shall have power, by the affirmative vote of a majority of the authorized number of directors, at any time to change the members of, to fill vacancies in, and to discharge any committee of the board. Any member of any such committee may resign at any time by giving notice to the Corporation provided, however, that notice to the board, the chairman of the board, the chief executive officer, the chairman of such committee, or the secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the board called for that purpose.

ARTICLE V

Officers

SECTION 1. Positions. The officers of the Corporation shall be a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be the chief executive officer unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the Corporation. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

SECTION 3. Removal. Any officer may be removed by a vote of two-thirds of the board of directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

SECTION 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

ARTICLE VI

Contracts, Loans, Checks and Deposits

SECTION 1. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Corporation’s Articles of Incorporation or these Bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

SECTION 3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by resolution of the board of directors.

SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the board of directors may select.

ARTICLE VII

Certificates for Shares and Their Transfer

SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the chairman of the board of directors or by the president or a vice president and by the treasurer or by the secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of its issue.

SECTION 2. Form of Share Certificates. All certificates representing shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

Each certificate representing shares shall state upon the face thereof: that the Corporation is organized under the laws of the State of Alabama; the name of the person to whom issued; the number and class of shares; the date of issue; the designation of the series, if any, which such certificate represents; the par value of each share represented by such certificate, or a statement that the shares are without par value. Other matters in regard to the form of the certificates shall be determined by the board of directors.

SECTION 3. Payment for Shares. No certificate shall be issued for any shares until such share is fully paid.

SECTION 4. Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of the Corporation’s Articles of Incorporation.

SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

SECTION 6. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by Section 7 of Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

SECTION 7. Lost Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

SECTION 8. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VIII

Fiscal Year; Annual Audit

The fiscal year of the Corporation shall end on the last day of December of each year. Only if required by applicable law or regulation, the Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.

ARTICLE IX

Dividends

Subject to the provisions of the Articles of Incorporation and applicable law, the board of directors may, at any regular or special meeting, declare dividends on the Corporation’s outstanding capital stock. Dividends may be paid in cash, in property or in the Corporation’s own stock.

ARTICLE X

Corporate Seal

The corporate seal of the Corporation shall be in such form as the board of directors may prescribe.

ARTICLE XI

Amendments

In accordance with the Corporation’s Articles of Incorporation, these Bylaws may be repealed, altered, amended or rescinded by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting). In addition, the board of directors may repeal, alter, amend or rescind these Bylaws by vote of two-thirds of the board of directors at a legal meeting held in accordance with the provisions of these Bylaws.

REVOCABLE PROXY

FIRST SOUTHERN BANCSHARES, INC.

102 South Court Street

Florence, Alabama 35630

(256) 764-7131

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                         , 2004

The undersigned hereby appoints James E. Bishop and J. Acker Rogers, and each of them separately, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of First Southern Bancshares, Inc. (the “Company”) owned of record by the undersigned at the Special Meeting of Stockholders, to be held at the main office of First Southern Bank located at 102 South Court Street, Florence, Alabama, on             ,                 , 2004 at 4:00 p.m., Central time, and at any and all adjournments thereof, as designated below with respect to the matters set forth below and described in the accompanying proxy statement and, in their discretion, with respect to any other business that may properly come before the meeting. Any prior proxy or voting instructions are hereby revoked.

1.	PROPOSAL TO APPROVE the Agreement and Plan of Merger dated as of September 10, 2004, by and between First Southern and First Southern Merger Corp., and the consummation of the Going Private Merger contemplated thereby.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

2.	PROPOSAL TO APPROVE the Reincorporation Agreement dated as of September 10, 2004, by and between First Southern and F.S. Alabama Corp., and the consummation of the Reincorporation Merger contemplated thereby.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

3.	PROPOSAL TO APPROVE the adjournment or postponement of the Meeting in order to solicit additional proxies in favor of Proposal 1 or Proposal 2, or both.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

4.	Such other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS.

This Proxy Is Solicited by the Board of Directors

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from the Company before to the execution of this proxy of a Notice of Special Meeting of Stockholders and a Proxy Statement for the Special Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Date: